     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1997
                                                       Registration No. ________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ____________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________
                            GREENBRIAR CORPORATION
            (Exact name of registrant as specified in its charter)

            NEVADA                                  8361                           75-2399477
(State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)           Classification Code Number)          Identification Number)

         4265 KELLWAY CIRCLE                                                     JAMES R. GILLEY
         ADDISON, TEXAS 75244                                                  4265 KELLWAY CIRCLE
          (972) 407-8400                                                      ADDISON, TEXAS 75244
                                                                                 (972) 407-8400
       (Address, including zip code, and telephone number,            (Name, address, including zip code, and
including area code, of registrant's principal  executive offices)    telephone number, including area code,
                                                                      of agent for service)

                                  Copies to:

                             RONALD L. BROWN, ESQ.
                        GLAST, PHILLIPS & MURRAY, P.C.
                            2200 ONE GALLERIA TOWER
                                13355 NOEL ROAD
                              DALLAS, TEXAS 75240
                                (972) 419-8302

                      __________________________________

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                      __________________________________

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                      __________________________________

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
Title of Each                              Proposed Maximum       Proposed Maximum
Class of Securities      Amount to be     Offering Price Per     Aggregate Offering       Amount of
to be Registered          Registered           Share(1)               Price(1)         Registration Fee
-------------------------------------------------------------------------------------------------------
Common Stock,
 $.01 Par Value        4,000,000 Shares             $18.375            $73,500,000              $22,273
=======================================================================================================

(1) Represents the average of the high and low price of the Common Stock on the American Stock Exchange on May 28, 1997, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                      __________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

================================================================================

                            GREENBRIAR CORPORATION

                       CROSS REFERENCE SHEET TO FORM S-4

    Items of Form S-4 Item Number and Heading                 Prospectus Caption or Page
A.  INFORMATION ABOUT THE TRANSACTION

    1.  Forepart of the Registration Statement and            Outside Front Cover Page of Prospectus
        Outside Front Cover Page of Prospectus........

    2.  Inside Front and Outside Back Cover Pages of          Inside Front and Outside Back Cover Page
        of Prospectus.................................        of Prospectus; Available Information

    3.  Risk Factors, Ratio of Earnings to Fixed              Prospectus Summary, Risk Factors
        Charges and Other Information.................

    4.  Terms of the Transaction                              *

    5.  Pro Forma Financial Information                       *

    6.  Material Contacts with the Company                    *
        being Acquired

    7.  Additional Information Required for                   Selling Stockholders
        Reoffering by Persons and Parties
        Deemed to be Underwriters

    8.  Interests of Named Experts and Counsel                Legal Matters

    9.  Disclosure of Commission Position on                  Certain Rights of Holders of Common
        Indemnification for Securities Act Liabilities        Stock - Indemnification of Directors and Officers

B.  INFORMATION ABOUT THE REGISTRANT

    10. Information with Respect to S-3 Registrants           **

    11. Incorporation of Certain Information                  **
        by Reference

    12. Information with Respect to S-2 or S-3                **
        Registrants

    13. Incorporation of Certain Information                  **
        by Reference

    14. Information with Respect to Registrants               Price Range of Common Stock and
        other than S-3 or S-2 Registrants                     Dividend Policy, Description of Capital
                                                              Stock, Certain Rights of Holders of
                                                              Common Stock, Management's Discussion
                                                              and Analysis or Plan of Operation,
                                                              Business, History and Organization,
                                                              Management, Certain Transactions,
                                                              Principal Stockholders, Index to
                                                              Financial Statements


    Items of Form S-4 Item Number and Heading                 Prospectus Caption or Page
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15.    Information with Respect to S-3 Companies          *

    16.    Information with Respect to S-2 or S-3             *
           Companies

    17.    Information with Respect to Companies              *
           other than S-3 or S-2 Companies

D.  VOTING AND MANAGEMENT INFORMATION

    18.    Information if Proxies, Consents or                *
           Authorizations are to be Solicited

    19.    Information if Proxies, Consents or                *
           Authorizations are not to be Solicited
           or in an Exchange Offer

__________________________

*Not applicable upon filing of this Registration Statement; may be included in subsequent post-effective amendments under certain circumstances.

**Not applicable or answer thereto is negative.

SUBJECT TO COMPLETION, DATED JUNE 4, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               4,000,000 SHARES



                            GREENBRIAR CORPORATION



                                 Common Stock

          This Prospectus covers 4,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), that may be offered and issued by Greenbriar Corporation ("Greenbriar" or the "Company") from time to time in connection with its acquisition of other businesses, properties or assets and in related transactions. The Common Stock is listed on the American Stock Exchange under the symbol "GBR." See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS
    THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

          It is anticipated that acquisition transactions pursuant to this Prospectus will principally be in connection with additional assisted and independent living communities and related operations or other assets, but on occasion, acquired businesses or assets may be dissimilar to the business of the Company. The consideration for acquisition transactions will consist of shares of Common Stock, and may in addition include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and owners or controlling persons of the businesses or properties to be acquired, subject to the approval and authorization of the Company's Board of Directors. See "The Acquisition Program."

          It is not expected that commissions will be paid by the Company, although finders' fees may be paid from time to time in connection with specific transactions. Any person receiving any such fees paid in Common Stock may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

          See "Selling Stockholders" for information relating to resales pursuant to this Prospectus of Common Stock issued under the Registration Statement.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


             THE DATE OF THIS PROSPECTUS IS ____________ __ , 1997

                             AVAILABLE INFORMATION

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, Seven World Trade Center, Suite 1300, New York, New York 10007, and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained by mail from the Public Reference section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet Web site from which copies of such materials may be obtained. The address of such site is http://www.sec.gov. In addition, material filed by the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

          The Company has filed with the Commission a Registration Statement on Form S-4 (as amended and together with all exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock to be issued by it under this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and the financial statement schedules (if any) thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto. Regarding statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter and each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.

          The Registration Statement, including the exhibits and schedules (if any) thereto, may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected, without charge, at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, copies of the Registration Statement may be obtained by mail at prescribed rates, from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                              PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references made to the "Company" or "Greenbriar" shall mean Greenbriar Corporation and its subsidiaries and predecessor entities.

                                  THE COMPANY

          Greenbriar operates assisted and independent living communities designed to serve the needs of the elderly population. Assisted living residents are usually frail, elderly individuals who require assistance with the activities of daily living ("ADLs") such as ambulation, bathing, eating, personal hygiene, grooming and dressing, but who do not generally require more expensive 24 hour skilled nursing care. Independent living residents typically require only occasional assistance with ADLs but receive other support services such as meals, housekeeping, organized social and other activities, transportation, communities maintenance, most utilities and 24 hour security.
In addition, certain of the Company's communities currently accommodate residents suffering from Alzheimer's disease or other forms of dementia, a growing speciality within the assisted living industry.

          The Company is pursuing an aggressive expansion strategy focused on developing and constructing or acquiring additional assisted living operations. The Company's objective is to leverage management's experience in the senior care industry to capitalize on the growing demand for assisted living services. The Company's business strategy is to: (i) provide a complete and customized range of assisted living services; (ii) operate distinct Alzheimer's care wings or communities; (iii) promote flexibility in building design; (iv) grow through development and acquisitions; and (v) manage and develop communities on a regional basis.

          As of March 1997, the Company operated 34 communities in 11 states, with a capacity of 2,700 residents, consisting of 31 communities owned by the Company or in which it has ownership or leasehold interests and two communities managed for third parties. The Company leases one facility that is managed by a
third party.   In addition, the Company had four additional assisted living communities with capacity for 368 residents under construction; i.e., construction activities have commenced and are ongoing.

          The Company acquired Wedgwood Retirement Inns, Inc. ("Wedgwood") in March 1996 (the "Wedgwood Acquisition") and acquired American Care Communities, Inc. ("American Care") in December 1996 (the "American Care Acquisition"). The Wedgwood Acquisition and American Care Acquisition provided the Company with 14 and 16, respectively, operational assisted living communities and additional operational and development expertise.

      The assisted living industry is a rapidly growing segment within the senior care industry. The Company's target market, which consists of seniors age 75 and older, is one of the fastest growing segments of the United States population. According to the United States Census Bureau, this age group is expected to increase by 34% between 1990 and 2000. The Company believes that the market for assisted living services, including dementia care services, will continue to increase due to (i) the aging of the U.S. population, (ii) rising public and private cost containment pressures, (iii) declining availability of traditional nursing home beds given nursing home operators' increasing focus on higher acuity patients, (iv) quality of life advantages of assisted living communities over traditional skilled nursing homes and (v) the decreasing availability of family care as an option for elderly family members. The Company believes that it is well positioned to capitalize on these trends given its operating strategies and its experience in the assisted living industry.

          The Company's principal executive office is located at 4265 Kellway Circle, Addison, Texas 75244, and its telephone number is (972) 407-8400.

                                 THE OFFERING

          This Prospectus covers 4,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with its acquisition of other businesses, properties or assets and in related transactions. Other than the businesses or properties acquired, there will be no proceeds to the Company from this Offering. See "The Acquisition Program." The Company's Common Stock is listed on the American Stock Exchange under the symbol "GBR."

                            THE ACQUISITION PROGRAM

          The Company has undertaken an acquisition program to seek over the next two years to acquire additional assisted and independent living communities and related operations or assisted living companies or interests therein as a means to enter new markets and possibly to gain further market share in its existing regions, and to make its existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, the Company will consider, among other things, the competitive climate, the current reputation of the community or the operator, the quality of the management, the ability to reposition the community in the marketplace and costs associated therewith, the construction quality, any need for renovation of the community, the opportunity
to improve or enhance operating results and other factors.   The Company is
seeking sites and acquisition candidates primarily located in the western, southern and southeast regions of the United States that are not currently served or are under served. The Company is identifying these markets and intends to provide premier services and amenities at average to above average prices.

          On occasion, the Company may make acquisitions of businesses or assets that are dissimilar to the business of the Company if the Company determines that such acquisition would be beneficial.


                              RECENT STOCK PRICE

          On May 5, 1997, the closing sales price of a share of the Company's Common Stock on the American Stock Exchange was $18.50.

                                DIVIDEND POLICY

          The Company has not paid cash dividends on its Common Stock during at least the last ten fiscal years and, for the foreseeable future, the Company expects to retain all earnings to finance the future expansion and development of its business. See "Price Range of Common Stock and Dividend Policy."

                                 RISK FACTORS

          Potential investors should consider carefully the following factors, as well as the more detailed information contained elsewhere in this Prospectus, before making a decision to invest in the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

ANTICIPATED OPERATING LOSSES FROM ASSISTED LIVING OPERATIONS

          During 1994, the Company changed its business focus to emphasize its assisted living operations and began to dispose of the other components of its business. By early 1996, the Company had sold its nursing homes and retirement center properties, most of its commercial real estate and its mobility equipment manufacturing subsidiaries. The Company left its existing infrastructure in place in anticipation of rapid growth in the number of communities operated.
The cost of such infrastructure and the recent opening of new communities have led to losses from operations. Additionally, the development and construction of assisted living communities involve the commitment of substantial capital over a six to 12 month construction period. Further, the Company estimates that newly opened assisted living communities typically operate at a loss during the first six to 12 months of operation, primarily due to the incurrence of certain fixed and variable expenses in advance of the achievement of targeted rent and service fee revenues from the lease-up of such communities. These delays create a need for extensive capital investment to fund growth, including start-up
costs.   In the case of acquired communities, resident turnover and increased marketing expenditures which may be required to reposition such communities, together with the possible disruption of operations resulting from the implementation of renovations, may adversely affect the financial performance of
such communities for a period of time after their acquisition.   During 1996,
the Company recorded a net loss of $4,837,000, and during the first quarter of 1997, a net loss of $656,000.

          Principally as a result of the Company's infrastructure and its development, construction and acquisition activities, the Company anticipates that it will incur additional operating losses for at least the 12 to 18 months following March 1997 as the operating expenses associated with acquiring, developing and operating new communities and supporting its corporate infrastructure in preparation for expected growth will be only partially offset by operating revenues generated by profitable communities. There can be no assurance, however, that the Company will achieve profitability or that the Company will not experience unforeseen expenses, difficulties, complications and delays which could result in greater than anticipated operating losses or otherwise materially adversely affect the Company's financial condition and results of operations. See "- Development and Construction Risks," "Management's Discussion and Analysis or Plan of Operation -Liquidity and Capital Resources," and "Business - Business Strategy."

POSSIBLE DIFFICULTIES INTEGRATING THE OPERATIONS OF NEWLY ACQUIRED BUSINESSES

          Because of the inherent uncertainties associated with efforts to integrate and manage the operations of newly acquired businesses, there can be no assurance that the Company will be successful in such integration, that any cost savings or operating synergies will be realized, that there will not be offsetting increases in other expenses or other charges to earnings resulting from the combined operations, that acquired employees will relocate as necessary, or that all acquired operations will be retained or profitable.

ABILITY TO CONTINUE GROWTH; ABILITY TO MANAGE RAPID EXPANSION

          The Company is pursuing an aggressive expansion strategy focused on developing, constructing and acquiring assisted living operations. The Company's prospects are directly affected by its ability to develop and construct or acquire additional operations, properly manage and supervise third party developers of the Company's properties, identify and obtain necessary financing commitments and effectively operate its assisted living operations. There can be no assurance, however, that the Company will be successful in developing, constructing or acquiring any additional operations or that it will continue to achieve or exceed its historical growth rate.

          Continued rapid expansion would place significant demands on the Company's management and operating personnel. The Company's ability to effectively manage its recent and anticipated future growth will require it to continue to improve its operational, financial and management information systems and to continue to attract, retain, train, motivate and manage key employees. If the Company is unable to manage its growth effectively, its business, operating results and financial condition will be adversely affected. See "Business - Business Strategy" and "Management - Executive Officers and Directors."

DEVELOPMENT AND CONSTRUCTION RISKS

          The Company's growth strategy is dependent, in part, on its ability to
develop and construct additional communities.   As of March 1997, the Company
was in various stages of construction of four assisted living communities; i.e., construction activities have commenced and are ongoing. The Company expects to open four new communities during 1997. Development projects generally are subject to various risks, including zoning, permitting, licensing and construction delays that may result in construction cost overruns and longer development periods and, accordingly, higher than anticipated start-up losses. Project management is subject to a number of contingencies over which the Company will have little or no control and which might adversely affect project costs and completion time. Such contingencies include shortages of, or the inability to obtain, labor or materials, the inability of contractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. The Company intends to rely on third-party developers to construct some of the new assisted living communities planned by the Company. There can be no assurance that the Company will not experience difficulties in working with developers, project managers, general contractors and subcontractors, any of which difficulties could result in increased construction costs and delays. As a result of these various factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional communities or that any developed community will be economically successful. If the Company's planned development is delayed, the Company's business, operating results and financial condition could be adversely affected. See "Business - Properties."

RISKS ASSOCIATED WITH ACQUISITIONS

          The Company intends to continue to seek acquisition opportunities, although no assurances can be made that the Company will be successful in identifying any future acquisition opportunities or completing any identified acquisitions. The acquisition of communities involves a number of risks. Existing communities available for acquisition may serve or target different market segments than those presently served by the Company. It may be necessary in such cases to reposition and renovate acquired communities. Acquisitions are typically subject to a number of closing conditions, including those regarding the status of title to real property included in the acquisition, the results of environmental investigations performed on the Company's behalf, the transfer of applicable licenses or permits and the availability of appropriate financing.
In addition, the Company may also determine that staff and operating management personnel changes are necessary successfully to integrate such communities into the Company's existing operations. No assurances can be given that management will be successful in repositioning any acquired operations or in making any necessary operational, personnel or structural changes and improvements on a timely basis. Any failure by the Company to make necessary changes or successfully to reposition acquired communities may adversely affect the Company's business, operating results and financial condition. In undertaking acquisitions of operations, the Company also may be adversely affected by unforeseen liabilities attributable to the prior operators of such operations, against whom the Company may have little or no recourse. See "Business - Business Strategy."

          To the extent the Company acquires less than a controlling interest in an acquired Company, it will be subject to the risks of being unable to control all actions taken by the acquired company, which could result in possible dilution of the investment and disagreement over the policies and decisions of such company.

          There are certain financial risks associated with acquisitions, whether consummated or not consummated. These risks include the costs expended by the Company for due diligence and professional fees and expenses, which are capitalized in consummated transactions and expensed in nonconsummated transactions, and the expensing of all such costs in those acquisitions accounted for under the "pooling of interests" method of accounting.

NEED FOR ADDITIONAL FINANCING

          To achieve its growth objectives, the Company will need sufficient financial resources to fund its development, construction and acquisition activities. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company expects that cash on hand, proceeds from anticipated sales of assets and existing financing commitments will be sufficient to fund its current development, construction and acquisition program, as well as the anticipated operating losses, for at least
the next 12 months.   Even if available funds are sufficient to fund the
Company's activities during such 12-month period, the Company will require sufficient financial resources in the future to meet its operating and working capital needs and to fund future development and construction activities and, to the extent opportunities arise, acquisition activities. The Company expects to experience negative cash flow for at least the next 12 to 18 months following March 1997 as it continues to develop, construct and acquire assisted living operations. There can be no assurance that any newly constructed communities will attain a resident mix that meet the Company's expectations or generate sufficient cash flow to cover operating and financing costs associated with such communities. The Company will, from time to time, seek additional funding through public or private financing, including equity or debt financing. If additional funds are raised or acquisitions are made in exchange for equity securities, stockholders may experience dilution. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. To the extent the Company finances its activities through debt, sale/leaseback or leasing arrangements, the Company may become subject to certain financial and other covenants which may restrict its ability to pursue its rapid growth strategy. There can be no assurance that adequate equity, debt, sale/leaseback or leasing financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENT OBLIGATIONS

          As of December 31, 1996, the Company's long-term obligations were approximately $55 million. Long-term obligations and annual operating lease payment obligations will increase significantly as the Company pursues its growth strategy. In addition, the Company anticipates that future development of communities may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed communities may not be available or may be available only on terms that are unfavorable or unacceptable to the Company. There can be no assurance that the Company will generate sufficient cash flow to meet its obligations. Failure to meet these obligations may result in the Company being in default under its financing agreements or leases and, as a consequence, the Company may lose its ability to operate any individual community or any group of communities which are cross-defaulted or cross-collateralized. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources" and "Business - Business Strategy."

CONFLICTS OF INTEREST OF CERTAIN EXECUTIVE OFFICERS AND DIRECTORS

          In the past, the Company has entered into various financing and acquisition transactions with certain of its directors, executive officers and owners of more than 5% of the outstanding Common Stock. The Conflicts of Interest Committee of the Company's Board of Directors reviews and investigates any perceived conflicts of interest between the Company and such insiders. Notwithstanding such review, the existence of these transactions may create actual or potential conflicts of interest on the part of such persons. See "Management - Executive Officers and Directors" and "Certain Transactions."

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED COMMUNITY MANAGEMENT; STAFFING AND LABOR COSTS

          The Company depends, and will continue to depend, upon the services of its senior management. The loss of the services of any such senior management could have a material adverse effect on the Company's financial condition or results of operations. See "Management." The Company is also dependent upon its ability to attract and retain management personnel responsible for the day-to-day operations of each of the Company's communities. The Company competes with various healthcare service providers, including other providers of elderly care, in attracting and retaining qualified and skilled personnel. Any inability of the Company to attract or retain qualified community management personnel could have a material averse effect on the Company's financial condition or results of operations. In addition, a possible shortage of trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel. The Company will also be dependent upon the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents.

Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on the Company's business, operating results and financial condition. See "Business - Competition."

COMPETITION

          The senior care industry is highly competitive and, given the relatively low barriers to entry and continuing healthcare cost containment pressures, the Company expects that the assisted living industry will become increasingly competitive in the future. The Company competes with other companies providing assisted living services as well as numerous other companies providing similar service and care alternatives, such as home healthcare agencies, congregate care facilities, retirement communities and skilled nursing facilities. The Company expects that as the assisted living industry receives increased attention and the number of states that include assisted living services in their Medicaid programs increases, competition will increase from new market entrants, many of whom may have greater financial resources than the Company. No assurance can be given that increased competition will not adversely affect the Company's ability to attract or retain residents or maintain its existing rate structures. Moreover, in implementing its growth strategy, the Company expects to face competition for development and acquisition opportunities from local developers and regional and national assisted living companies. Some of the Company's present and potential competitors have, or may have access to, greater financial, management and other resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future, which could limit its ability to attract and retain residents, to maintain or increase resident service fees or to expand its business, and could have a material adverse effect on the Company's financial condition, results of operations and
prospects.   Moreover, if the development of new assisted living communities out paces demand for those communities in certain markets, such markets may become saturated. Such an oversupply of communities could cause the Company to experience decreased occupancy, depressed margins and lower operating results. See "Business - Competition."

GOVERNMENT REGULATION

          The healthcare industry is subject to extensive regulation and frequent regulatory change at the federal and state levels. Numerous legislative proposals have been introduced or proposed in the U.S. Congress and in some state legislatures that would effect major changes in the healthcare industry nationally or at the state level. The assisted living industry is relatively new, and, accordingly, the manner and extent to which it is regulated at the federal and state levels is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on the Company's methods and costs of doing business. The Company's assisted living communities are subject to regulation and licensing by federal, state and local health and social service agencies and other regulatory authorities, although requirements vary from state to state. In general, regulatory requirements address, among other things: personnel education, training and records; community services, including administration of medication, assistance with self-administration of medication and limited nursing services; monitoring of resident wellness; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in some states the right to receive certain healthcare services from providers of a resident's choice. In some states in which the Company operates or intends to operate, assisted living communities also require a certificate of need before the community can be opened. Assisted living communities are also subject to state or local building code, fire code and food service licensure or certification requirements. Assisted living communities are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed community where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions.

          The assisted living industry depends in part upon federal and state reimbursement programs to pay resident fees. A reduction in these programs could have an adverse effect on the Company and could also place a downward pressure on all prices in the industry with a corresponding increase in competition for private pay residents.

          The Company's success will depend in part upon its ability to satisfy applicable regulations and requirements and to procure and maintain required licenses in rapidly changing regulatory environments. Any failure to satisfy applicable regulations or to procure or maintain a required license could have a material adverse effect on the Company's financial condition, results of operations and prospects. The Company's operations could also be adversely affected by, among other things, regulatory developments such as revisions in building code requirements for assisted living communities, mandatory increases in the scope and quality of care to be offered to residents and revisions in licensing and certification standards. There can be no assurance that a review of the Company's business by courts or by healthcare or other regulatory authorities would not result in determinations that could adversely affect the Company's operations or expansion potential. Likewise, there can be no assurance that federal, state or local laws or regulations will not be imposed or expanded which adversely impact the Company's business, financial condition, results of operations or prospects. The Company's community operations are also subject to health and other state and local government regulations. See "Business - Governmental Regulation."

          Federal and state fraud and abuse laws, such as the Medicare/Medicaid anti-kickback law, prohibit certain financial arrangements among healthcare providers and others who may be in a position to refer or recommend patients to such providers. Severe criminal penalties as well as exclusion from the Medicare and Medicaid programs are provided for violations of these laws. These laws forbid, among other things, certain direct and indirect payments or other renumeration intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of healthcare items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between healthcare providers and sources of patient referral. Because these laws are sometimes vague or ambiguous, have been infrequently interpreted by courts or regulatory agencies, are subject to evolving interpretations over time, and because the state laws also vary from state to state, it is sometimes difficult to determine which business practices are or are not permitted pursuant to federal law or the laws of any given state. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of healthcare providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. The Company is subject to these laws because (i) some of the communities operated provide services that are covered and paid for by the Medicaid program, (ii) the state laws typically apply regardless of whether Medicare or Medicaid payments are at issue, and
(iii) as required under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living communities maintain contracts with certain healthcare providers and practitioners, including pharmacies, visiting nurse organizations and hospices, through which the healthcare providers make their healthcare items or services (some of which may be covered by Medicare or Medicaid) available to community residents. The federal government has issued regulations that describe some of the conduct and business relationships permissible under the federal anti-kickback statute, known as "Safe Harbors." The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement illegal per se. However, business arrangements of healthcare providers that fail to satisfy the applicable Safe Harbor criteria may risk increased scrutiny by enforcement authorities. The Company believes that its business arrangements fully comply with the provisions of the federal anti-kickback statute, although some of these business arrangements may not clearly fall within the technical protections afforded by the Safe Harbors.

          The federal False Claims Act and related statutes provide for civil monetary penalties and potential exclusion from the Medicare and Medicaid programs for any person (or entity) who presents a claim to the government for services that were not provided as claimed, or for any person (or entity) who presents a claim and "knows or should know that the claim is false or fraudulent." Although the federal anti-kickback statute is criminal in nature, the government has successfully argued that claims submitted for Medicare or Medicaid services which arise from a violation of the anti-kickback statute constitute "false claims" as well. Accordingly, the government has recovered civil money penalties for violations of the anti-kickback statute. In many cases, the government has extracted substantial settlement amounts from healthcare providers as a condition for dropping false claim allegations.

          Although the Company believes that it is in compliance with federal and state healthcare anti-fraud and abuse laws, because of the breadth of federal and state anti-kickback statutes, their ambiguity, and the absence of court or agency decisions interpreting their application to many types of arrangements such as those of the Company, there can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company. See "Business -Government Regulation."

          The risks posed by federal anti-fraud and abuse prohibitions may be somewhat heightened by sections of the federal False Claims Act that permit private parties to bring what are known as "qui tam" or "whistleblower" lawsuits against healthcare entities. The Act permits a private individual (the "relator"), including an employee of a healthcare entity, to bring a lawsuit against an entity for violations of the Act. Whistleblowers have received substantial recoveries in such lawsuits. When a relator files such a lawsuit, the government has the opportunity to intervene in its own behalf. Even if the government decides not to intervene, however, the relator is permitted to pursue his or her claims in court. This law has led to a proliferation of such claims in the healthcare industry.

          The Americans with Disabilities Act ("ADA"), enacted July 26, 1990, has had and will continue to have a major effect on the full service residential retirement and assisted living industry. The communities developed or acquired by the Company must be in compliance with the ADA. The Fair Housing Amendments Act of 1988 also prohibits discrimination against the handicapped in the sale or rental of a dwelling, or in the provision of services or facilities in connection with such a dwelling. This intensifies the need to be in compliance with the ADA. Regulation of the industry is likely to increase, particularly for those providers accepting Medicaid reimbursements. See "Business-Government Regulation."

LIABILITY AND INSURANCE

          The provision of personal and healthcare services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. The Company currently maintains liability insurance intended to cover such claims that it believes is adequate based on the nature of the risks, its historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance or claims not covered by the Company's insurance, such as claims for punitive damages, will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract or retain residents or expand its business and may require management to devote substantial time to matters unrelated to the Company's operations. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms. See "Business - Insurance."

DEPENDENCE ON ATTRACTING RESIDENTS WITH SUFFICIENT RESOURCES TO PAY

          The Company currently relies, and for the foreseeable future expects to rely, primarily on the ability of its residents to pay for the Company's services from their own and their families' financial resources. Currently, the annual resident turnover in the Company's communities is approximately 42%. Generally, only elderly adults with income or assets meeting or exceeding the comparable median in the region where the Company's assisted living communities are located can afford the Company's fees for its communities. Inflation or other circumstances which adversely affect the ability of residents and potential residents to pay for assisted living services could have an adverse effect on the Company. In the event that the Company encounters difficulty in attracting seniors with adequate resources to pay for the Company's services, the Company could be adversely affected.

ENVIRONMENTAL LIABILITY RISKS ASSOCIATED WITH REAL PROPERTY

          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials and petroleum product releases, that could be located on, in or under such property. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of the hazardous or toxic substances, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

          The Company has conducted environmental assessments of all of its sites currently under construction, as well as 21 of its existing communities plus one community that it leases that is managed by a third party. These assessments have not revealed, and the Company is not otherwise aware of, any environmental liability that it believes would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance, however, that environmental assessments would detect all environmental contamination which may give rise to material environmental liabilities. The Company believes that its communities are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the communities it currently operates or properties it formerly owned. See "Business - Environmental Matters."

CONTROL BY INSIDERS

          As of March 31, 1997, Mr. James R. Gilley, Chairman of the Board of the Company, a corporation wholly owned by him, and his spouse and adult children (as individuals or as trustees for various family trusts), beneficially owned an aggregate of approximately 29% of the outstanding Common Stock and 100% of the outstanding Series D Preferred Stock of the Company (approximately 36% of shares entitled to vote); Mr. Victor L. Lund, a director of the Company and the founder of Wedgwood, beneficially owned approximately 19% of the outstanding shares of Common Stock (approximately 17% of shares entitled to vote); and Floyd
B. Rhoades, President and Chief Executive Officer of the Company and a founder of American Care, beneficially owned approximately 13% of the outstanding shares of Common Stock (approximately 12% of shares entitled to vote). Assuming all of the shares of Common Stock offered pursuant to this Offering are issued by the Company, Messrs. Gilley, Lund and Rhoades would beneficially own 20%, 12% and 8%, respectively, of the Common Stock following the Offering. Accordingly, following the Offering, such individuals will have the ability, by voting their shares in concert, to control or significantly influence (i) the election of the Company's Board of Directors and, thus, the direction and future operations of the Company, and (ii) the outcome of all other matters submitted to the Company's stockholders, including mergers, consolidations, and the sale of all or substantially all of the Company's assets. In addition, the Company's officers and directors, including James R. Gilley, currently hold options to acquire 558,000 shares of Common Stock, certain of which options are subject to vesting requirements. The issuance of additional shares of Common Stock pursuant to the exercise of these stock options, or other stock options granted to management under the Company's stock option plan, would increase the number of shares held by the Company's executive officers and directors in the future. See "Management - Executive Compensation" and "Principal Stockholders."

          Mr. Gilley has pledged all of his shares in a wholly owned corporation, which owns 972,851 shares of Common Stock, to Institutional Capital Corporation (formerly known as MS Holding Corp.) to secure repayment of a promissory note. The note was issued in connection with the acquisition of warrants, preferred stock and Common Stock of the Company. The note requires payment of annual interest only until December 31, 1998, when the principal balance and all accrued interest is due and payable.

ANTI-TAKEOVER PROVISIONS

          The Company's Articles of Incorporation and Bylaws contain, among other things, provisions (i) establishing a classified board of directors; (ii) authorizing shares of preferred stock with respect to which the Board of Directors has the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the stockholders; (iii) requiring holders of at least 80% of the outstanding Common Stock to join together in requesting a special meeting of stockholders; and (iv) prohibiting removal of a director other than for "cause", and then only if the holders of at least 80% of the outstanding Common Stock vote for such removal. The Company is also subject to Sections 78.411-78.444 of the Nevada Revised Statutes (the "Control Act") which generally prohibits any business combination involving the Company and a person that beneficially owns 10% or more of the outstanding Common Stock or an affiliate or associate of the Company who within the past three years was the beneficial owner, directly or indirectly, of 10% or more of the outstanding Common Stock, except under certain circumstances. The application of the Control Act and/or the provisions of the Company's Articles of Incorporation and Bylaws could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their personal best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. See "Description of Capital Stock - Authorized Preferred Stock" and "Certain Rights of Holders of Common Stock - Possible Anti-Takeover Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

          As of March 31, 1997, the Company had a total of 6,557,000 shares of Common Stock outstanding. Of these shares, 1,349,000 shares are freely tradable without restriction or limitation under the Securities Act, except for shares owned by "affiliates" (as that term is defined under the rules and regulations under the Securities Act) of the Company. The remaining 5,368,000 shares are "restricted" securities within the meaning of Rule 144 under the Securities Act. Unless registered under the Securities Act prior thereto, these restricted shares may be sold publicly only in compliance with limitations included in Rule
144. There are also shares of Common Stock issuable upon the exercise of stock options and conversion of Preferred Stock. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Selling Stockholders" and "Principal Stockholders."

DIVIDEND POLICY

          The Company does not pay cash dividends on its Common Stock and, for the foreseeable future, the Company expects to retain all earnings to finance the future expansion and development of its business. Any future payment of cash dividends will depend, among other factors, upon the earnings, capital requirements, operating and financial condition of the Company, among relevant factors, and, more importantly, upon compliance with various financial covenants contained in future financing agreements to which the Company is or may become a party, the effect of which is to make the payment of dividends unlikely during the foreseeable future. See "Price Range of Common Stock and Dividend Policy."


                            THE ACQUISITION PROGRAM

GENERAL

          The Company has undertaken an acquisition program over the next two years to acquire additional assisted and independent living communities and related operations or assisted living companies or interests therein as a means to enter new markets and possibly to gain further market share in its existing regions, and to make its existing operating infrastructure more efficient. In seeking and reviewing acquisition opportunities, the Company will consider, among other things, the competitive climate, the current reputation of the community or the operator, the quality of the management, the ability to reposition the community in the marketplace and costs associated therewith, the construction quality, any need for renovation of the community, the opportunity to improve or enhance operating results and other factors. If the Company exchanges Common Stock for less than a controlling interest in another company, it will also seek to acquire board of directors representation and other protections for its minority interest. The Company is seeking sites and acquisition candidates primarily located in the western, southern and southeast regions of the United States that are not currently served or are under served. It is identifying these markets and intends to provide premier services and amenities at average to above average prices.

          Acquisitions of communities or interests therein will be sought by the Company through a variety of sources. Some of those sources, such as commercial real estate brokers and assisted living industry consultants and advisors, generally are accessible by competitors of the Company as well. The Company will also seek acquisition opportunities by direct contact with owners, operators, lessees and others who control or have knowledge of existing communities. Acquisitions of communities, by their nature, may result in deviations from the model used by the Company when developing communities. Conversion of all or part of an acquired community to assisted living and/or Alzheimer's care will be considered where market conditions, state licensing requirements, local codes and building design allow such conversion at costs and in such time frames as the Company considers commercially reasonable.

          On occasion, the Company may make acquisitions of businesses or assets that are dissimilar to the business of the Company if the Company determines that such acquisition would be beneficial.

TERMS OF SPECIFIC ACQUISITIONS

          The consideration for and other terms and conditions of specific acquisition transactions will be determined by the Company following negotiations with the owners or controlling persons of the company, business, community, interest or asset to be acquired. It is anticipated that the consideration will consist of shares of Common Stock, and may also include cash, notes or other evidences of debt, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and such owners or controlling persons, subject to the approval and authorization of the Company's Board of Directors. It is anticipated that shares of Common Stock issued in any such transactions will be valued at a price reasonably related to the current market value of the Common Stock either at the time the terms of the transaction are agreed upon or at or about the time of closing, or during the periods or periods prior to delivery of the shares. However, shares of Common Stock may be issued at a premium over or discount from the then current market value of the Common Stock as reflected on the American Stock Exchange. In addition, the Company may lease property from and enter into management agreements and consultation and noncompetition agreements with the former owners and key executive personnel of the company, business, community, interest or asset to be acquired.

          Under current American Stock Exchange rules, the Company may not issue Common Stock equal to 20% or more of the then outstanding Common Stock in connection with any one acquisition unless such issuance is approved by stockholders holding a majority of the outstanding Common Stock.

FINDERS FEES AND OTHER EXPENSES

          In some cases, commissions, discounts, finders' fees and real estate commissions may be paid from time to time in connection with specific transactions. In some instances, fees could be paid to securities dealers in such positions. The aggregate fees paid to any securities dealer will not exceed any applicable compensation guidelines of the National Association of Securities Dealers, Inc. Any person receiving any such fees paid in Common Stock may be deemed to be an underwriter within the meaning of the Securities Act. Inasmuch as fees are customarily the subject of negotiations between the persons paying and receiving them, it is not possible at this time to estimate the amount of any fees that may be paid. All other fees and expenses of this Offering, including printing, accounting, and legal fees, and fees for registering the Common Stock under federal and state securities laws, will be paid by the Company.

RESALE OF COMMON STOCK BY CERTAIN PERSONS

          The Company may agree with persons to whom it issues Common Stock in connection with an acquisition that it will register such Common Stock for resale under the Securities Act if the persons wish to offer and sell such common Stock in transactions in which they may be deemed to be underwriters under the Securities Act. See "Selling Stockholders" for information relating to resales pursuant to this Prospectus of Common Stock issued under the Registration Statement.

FEDERAL INCOME TAX CONSEQUENCES

          It is anticipated that most acquisitions will be accomplished through a merger or other reorganization which will not result in gain or loss to the Company or the acquired company or its owners, although if consideration other than Common Stock is received by the acquired company or its owners or the Company assumes indebtedness of the acquired company or its owners, then the acquired company or its owners may recognize gain or loss to the extent of such non-Common Stock consideration. Also, if Common Stock is exchanged for a partial interest in another company, the holder of the interest acquired may recognize gain or loss in the amount the value of the stock received exceeds the holder's basis in the interest transferred. The gain or loss will generally be capital gain or loss.

ACCOUNTING TREATMENT

          Acquisitions will be accounted for either as "purchase" transactions or under the "pooling of interest" method. The Company will seek to utilize the "pooling of interest" method where available.


                             SELLING STOCKHOLDERS

          This Prospectus has also been prepared for use by the persons who will receive or have received Common Stock from the Company in connection with acquisition transactions and who may be entitled to offer such Common Stock under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Selling Stockholders"); provided, however, that no Selling Stockholder will be authorized to use this Prospectus for any offer of such Common Stock without first obtaining the consent of the Company. The Company may consent to the use of this Prospectus for a limited period of time by the Selling Stockholders and subject to limitations and conditions which may be varied by agreement between the Company and the Selling Stockholders. Resales of such shares may be made on the American Stock Exchange or such other exchange on which the Company's Common Stock may be listed, or in block transactions or private transactions or otherwise, or pursuant to underwriting agreements or otherwise through brokers or dealers.

          Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an organized manner through securities dealers acting as a broker or dealer selected by the Company or selected by Selling Stockholders, that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares, and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Selling Stockholders may be deemed to be underwriters within the meaning of the Securities Act.

          When resales are to be made through a broker or dealer, it is anticipated that a member firm of the National Association of Securities Dealers, Inc. may be engaged to act as the Selling Stockholders' agent in the sale of shares by such Selling Stockholders. The commission paid to the member firm is anticipated to be the normal commission (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the American Stock Exchange or such other exchange on which the Company's Common Stock may be listed or traded from time to time, at prices related to prices then prevailing or at negotiated prices. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under the Securities Act.

          Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplement to the Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker or dealer, (ii) the number of shares involved, (iii) the price at which such shares shall be sold, (iv) the commissions paid or discounts or concessions allowed to such broker or dealer, where applicable, (v) that such broker or dealer did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

          In lieu of making sales through use of this Prospectus, Selling Stockholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 145(d) under the Securities Act, to the extent that the provisions of such rules are applicable.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


          The Company's Common Stock is traded under the symbol "GBR" and is listed on the American Stock Exchange. The high and low closing sales prices of the Company's Common Stock on the American Stock Exchange during the last two fiscal years and the first quarter of 1997 are set forth below:

                             1997                       1996                       1995
                     ---------------------      ----------------------      ---------------------
                      HIGH           LOW         HIGH            LOW         HIGH            LOW

First Quarter        $ 19  1/4   $ 13  7/8      $  16  3/4   $ 9  7/16    $  8   3/4    $       5
Second Quarter                                     17  5/8          14      10 15/16      5  5/16
Third Quarter                                      17  3/8    15   5/8      13  7/16      9  1/16
Fourth Quarter                                          16    12   3/8      13  7/16      7  3/16


          The above prices have been adjusted to reflect a one for five reverse split of the Common Stock that occurred on December 1, 1995.

          The closing price of the Company's Common Stock on May 5, 1997 was $18.50 per share. As of March 31, 1997, there were approximately 7,650 holders of record of the Common Stock.

          The Company has not paid cash dividends on its Common Stock during at least the last ten fiscal years and, for the foreseeable future, the Company expects to retain all earnings to finance the future expansion and development of its business. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors and will be dependent on the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board of Directors deems relevant. The Company's ability to pay dividends in the future may be limited by the terms of future debt financings and other arrangements. See "Description of Capital Stock" and "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."

                         DESCRIPTION OF CAPITAL STOCK


          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value of $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Authorized Preferred Stock"). The Authorized Preferred Stock may be designated in series, and five series of Authorized Preferred Stock have been designated, two of which are outstanding. As of March 31, 1997, there were outstanding 6,564,281 shares of Common Stock, 991 shares of Series B Preferred Stock and 675,000 shares of Series D Preferred Stock.

COMMON STOCK

          General. The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable.

          Dividends. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. The Company has not paid cash dividends on the Common Stock during at least the last ten fiscal years, and the Board of Directors of the Company currently intends to retain earnings for further development of the Company's business and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future. No dividends can be paid on the Common Stock while dividends are in arrears on the Authorized Preferred Stock. The Company is not currently in arrears on any dividends on the Authorized Preferred Stock.

          Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not possess cumulative voting rights.

          Registrar and Transfer Agent. The registrar and transfer agent for the Company Common Stock is American Stock Transfer & Trust Company, New York, New York.

AUTHORIZED PREFERRED STOCK

          The Board of Directors of the Company has the authority to divide the Authorized Preferred Stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of Authorized Preferred Stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on Common Stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of Common Stock or to purchase or redeem shares of a particular series of Authorized Preferred Stock. Depending upon the voting rights granted to any series of Authorized Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Authorized Preferred Stock may be entitled to receive, prior to the distribution of any asset or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Authorized Preferred Stock, the liquidation preference of Authorized Preferred Stock and other matters, the issuance of Authorized Preferred Stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of the liquidation of the Company.

          As of the date hereof, the only outstanding Authorized Preferred Stock is (i) a series of 100,000 authorized shares of Series B Preferred Stock of which 991 shares are outstanding; and (ii) a series of 675,000 authorized shares of Series D Preferred Stock, all of which are outstanding. Following is a brief summary of certain provisions of each of these Series of Authorized Preferred Stock.

          TERMS OF SERIES B PREFERRED STOCK. Following is a brief summary of certain provisions of the Series B Preferred Stock.

          Dividends. Series B Preferred Stock bear dividends at the rate of 6% per annum on the Issue Price (defined below) thereof, payable quarterly in cash or additional shares of Series B Preferred Stock. At the election of the Board, dividends may be accumulated and will be payable in cash when and as declared by the Board. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock while any dividends on Series B Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series B Preferred Stock may be redeemed or purchased by the Company while any dividends on Series B Preferred Stock remains accumulated and unpaid.

          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series B Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series D Preferred Stock an amount in cash equal to $100 (the "Issue Price") for each share of such Series B Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

          Redemption. Provided there are no accumulated and unpaid dividends on Series B Preferred Stock, the Series B Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof.

          Conversion. Each share of Series B Preferred Stock is convertible, at the option of the holder thereof, into Common Stock at a conversion price that increases every two years. The current conversion price per common share is $27.75. Such price increases to $33.33 on May 1, 1997; $41.67 on May 1, 1999;
and $55.55 on May 1, 2001. The conversion right lapses on April 30, 2003. Such conversion rate is subject to certain anti-dilution adjustments from time to time for stock splits, stock dividends, reclassifications and similar items affecting the number of outstanding shares of Common Stock so as to fairly and equitably preserve as reasonably as possible the original conversion rights of the Series B Preferred Stock.

          Voting Rights. Holders of Series B Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matters to come before the vote of stockholders, and each share of Series B Preferred Stock is entitled to one vote. In addition, holders of Series B Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series B Preferred Stock, to (i) increase or decrease the number of authorized shares of Series B Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series B Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series B Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series B Preferred Stock, (vi) change the shares of Series B Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series B Preferred Stock.

          Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series B Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

          TERMS OF SERIES D PREFERRED STOCK. Following is a brief summary of certain provisions of the Series D Preferred Stock.

          Dividends. Series D Preferred Stock bear dividends at the rate of 9.5% per annum on the Issue Price (defined below) thereof, payable quarterly.
At the election of the Board, dividends may be accumulated and will be payable in cash when and as declared by the Board. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock while any dividends on Series D Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock may be redeemed or purchased by the Company while any dividends on Series D Preferred Stock remains accumulated and unpaid.

          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series D Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series B Preferred Stock an amount in cash equal to $5.00 (the "Issue Price") for each share of such Series D Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

          Redemption. Provided there are no accumulated and unpaid dividends on Series D Preferred Stock, the Series D Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof.

          Conversion. Each two shares of Series D Preferred Stock are convertible, at the option of the holder thereof at any time, into one share of Common Stock. Such initial conversion rate is subject to certain anti-dilution adjustments from time to time for stock splits, stock dividends, reclassifications and similar items affecting the number of outstanding shares of Common Stock so as to fairly and equitably preserve as reasonably as possible the original conversion rights of the Series D Preferred Stock. The 675,000 shares of D Preferred Stock are convertible into 337,500 shares of Common Stock.

          Voting Rights. Holders of Series D Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matters to come before the vote of stockholders, and each share of Series D Preferred Stock is entitled to one vote, or an aggregate of 675,000 votes, whereas if the Series D Preferred Stock is converted at the initial conversion rate into 337,500 shares of Common Stock, the former holders of Series D Preferred Stock will have an aggregate of only 337,500 votes. In addition, holders of Series D Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series D Preferred Stock, to (i) increase or decrease the number of authorized shares of Series D Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series D Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series D Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series D Preferred Stock, (vi) change the shares of Series D Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series D Preferred Stock.

          Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series D Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

          Ownership by Officers and Directors. 100% of the Series D Preferred Stock is held by a grantor trust for the benefit of James R. Gilley and his spouse. See "History and Organization - Wedgwood Acquisition - Acquisition of Retail Property and the Series D Preferred Stock," "Principal Stockholders" and "Certain Transactions."

                         CERTAIN RIGHTS OF HOLDERS OF
                                 COMMON STOCK

          The Company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes ("NRS"). Accordingly, the rights of the holders of Common Stock issued in an acquisition under this Prospectus will be governed by Nevada law. Moreover, the rights of holders of Common Stock issued in an acquisition under this Prospectus will differ from the rights of such holders of equity in the corporation or other entity acquired by virtue of different provisions appearing in the Articles of Incorporation ("Articles") and bylaws of the Company. Although it is impracticable to set forth all of the material provisions of the NRS or the Company's Articles and bylaws, the following is a summary of certain significant provisions of the NRS and/or the Company's Articles and bylaws that affect the rights of securities holders.

POSSIBLE ANTI-TAKEOVER PROVISIONS

          Special Meetings of Stockholders; Director Nominees. The Company's bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 80% of the Common Stock join in such action. The bylaws and Articles also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Company at least 120 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum -maximum range of 3-21 set forth in the Articles and bylaws) shall be determined by the Board of Directors or by the holders of at least 80% of the Common Stock. While these provisions of the Articles and bylaws have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least

80% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

          Removal of Directors. The Articles of the Company provide that directors may be removed from office only for "cause" by the affirmative vote of holders of at least 80% of the Common Stock. "Cause" means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or committed a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for "cause" could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 80% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

          Classification of Directors. The Articles and bylaws divide the Board of Directors into three classes, equal or approximately equal in number, serving staggered three year terms. The Board of Directors is presently comprised of seven members (until subsequently changed by the Board of Directors or stockholders in accordance with the procedures described above), with two Classes having three members and one Class having one member. At each annual meeting of stockholders, directors in the Class whose terms are expiring shall be elected for three-year terms to succeed those whose terms expired. The affirmative vote of holders of at least 80% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

          The provisions regarding classification of directors were established to provide orderly transition and continuity in the membership of the Board of Directors. Such procedures could, however, have the effect of providing incumbent management a greater opportunity to oppose hostile actions by stockholders. Moreover, it requires two annual meetings of stockholders to consider and vote upon reelection or removal of a majority of the members of the Board, rather than at each annual meeting of stockholders. Also, the Company's bylaws provide that directors chosen to fill any vacancy (whether by increase in the number of directors or as a result of resignation, removal or other events) will serve until the next annual meeting at which their Class is up for reelection, rather than the next annual meeting at which any Class is elected.

          Control Share Statute. Sections 78.378 - 78.3793 of the NRS constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of Common Stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the Common Stock, or at least 33.3% but less than a majority of the Common Stock, or a majority or more of the Common Stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the Common Stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the Company under certain circumstances. If full voting rights are granted, stockholders voting against such rights being granted may demand payment from the Company for the fair value of their shares. The Board of Directors may adopt a resolution amending the Bylaws within ten days following the acquisition of any controlling interest to provide that the foregoing provisions shall not be applicable to such acquisition. The Company does not believe the foregoing provisions of the NRS is presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

          Business Combination Statute. Sections 78.411 - 78.444 of the NRS set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving the Company and a person that beneficially owns 10% or more of the Common Stock (an "Interested Stockholder") (i) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the Company's Board of Directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (ii) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the Common Stock not owned by the Interested Stockholder and its affiliates and associates; or (iii) unless the holders of Common Stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of Common Stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of Common Stock acquired at a time when he owned 5% or more of the outstanding shares of Common Stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (i) any merger or consolidation of the Company or a subsidiary with or into an Interested Stockholder or an affiliate or associate;
(ii) the sale, lease or other disposition by the Company to an Interested Stockholder or an affiliate or associate of assets of the Company representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (iii) the issuance by the Company of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the Company; (iv) the adoption of any plan to liquidate or dissolve the Company proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (v) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (vi) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411 - 78.444 of the NRS are presently applicable to the Company.

SPECIAL MEETINGS

          The Company's bylaws and Articles provide that special meetings of the stockholders of the Company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 80% of the Common Stock.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

          Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of such corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The Company's Articles do not alter the provisions of Nevada law.

DIRECTORS; REMOVAL OF DIRECTORS

          Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in, the articles of incorporation or by-laws, and the Board of Directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than two-thirds of the voting power of the corporation, unless a greater percentage is set forth in
the articles of incorporation.   See "-Possible Anti-Takeover Provisions -
Removal of Directors" and "---Classification of Directors", above, for a further discussion.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under Section 78.751 of the NRS, directors and officers may be indemnified for liabilities incurred in connection with specified actions (other than any action brought by or in the right of the corporation), if they acted in good faith and in the manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Further, directors and officers may be indemnified against expenses incurred in connection with an action brought by or in the right of the corporation if such director or officer satisfied the foregoing conditions and the director or officer was not adjudged to be liable to the corporation in such action, provided, the director or officer may be indemnified for expenses despite such adjudication of liability if the court in which such action was brought determines that the director or officer is fairly and reasonably entitled to such indemnification in view of all the circumstances of the case. The Company's Articles and the bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the NRS, and that such indemnification shall not be deemed exclusive of any other rights to which such officers or directors may be entitled under any agreement, insurance policy, vote of stockholders or disinterested directors or otherwise. Section 78.752 of the NRS provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any officer or director for any liability asserted against such officer or director in his capacity as such or arising out of his status as such, whether or not the corporation had the authority to indemnify such officer or director against such liability and expenses; provided, however, no financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is therefore unenforceable.

LIMITATION ON LIABILITY OF DIRECTORS

          Section 78.038 of the NRS provides that a Nevada corporation may limit the personal liability of a director or officer to the corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the NRS. The Company's Articles provide that no director shall be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) liability under the NRS, or (iv) for any transaction from which the director derived an improper personal benefit.

          In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described in "-- Indemnification of Directors and Officers", above, and "-- Limitation on Liability of Directors" would not eliminate or limit the liability of directors and officers under the federal securities laws.

AMENDMENTS TO BYLAWS

          The Company's bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 80% of the Common Stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

APPRAISAL RIGHTS

          The NRS provides dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the NRS, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

DISTRIBUTIONS

          Dividends and other distributions to security holders are permitted under the NRS as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

PREEMPTIVE RIGHTS

          Under the NRS, stockholders of Nevada corporations organized prior to October 1, 1991 (such as the Company) have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265 of the NRS. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The Company's Articles expressly deny availability of preemptive rights to the Company's stockholders.

CUMULATIVE VOTING

          Under the NRS, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, however, unless its articles expressly provide for that voting right, and the Company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.


                 MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
                                 OF OPERATION

OVERVIEW

          During 1994 the Company began a series of steps to focus its business on the development, management and ownership of assisted living properties. The Company's historical businesses during the past five years have included ownership and operation of skilled nursing and retirement centers, real estate investments and manufacture and leasing of electric convenience vehicles and wheelchairs. The nursing and retirement centers and convenience vehicle businesses have been sold, and the real estate investments are being liquidated. During 1994, the Company began independently to develop its assisted living business, began construction of its first assisted living community in July 1995, and opened that community to residents on May 30, 1996. By July 1, 1996, the Company (not including the communities of Wedgwood and American Care) had three additional assisted living communities under construction. In order to increase the Company's presence in the assisted living industry, create geographic diversity and obtain experienced personnel, the Company acquired Wedgwood in March 1996 and American Care in December 1996. The Wedgwood Acquisition is accounted for as a purchase, and the historical financial statements of the Company do not include any revenues or earnings (losses) attributed to Wedgwood prior to the acquisition. The American Care Acquisition has been accounted for as a pooling of interests, and accordingly, the Company's financial statements have been restated to include the accounts and operations of American Care for all periods prior to the acquisition.

LIQUIDITY AND CAPITAL RESOURCES

          At December 31, 1996, the Company had a deficit in working capital of $2,544,000 ($3,044,000 at March 31, 1997). During the first quarter of 1996, the Company sold American Mobility Group, Inc. ("AMI"), which was a continuation of the Company's program of selling its non-strategic assets and using the proceeds to invest in existing operations. The sale of AMI did not have a material impact on the Company's liquidity. In March 1996, the Company acquired Wedgwood. As of December 31, 1996, the Company had assets of $116,701,000, liabilities of $80,549,000 and stockholders' equity of $36,152,000. The Company has sufficient liquidity and capital to meet its current obligations.

          As of March 31, 1997, the Company owned three shopping centers in Georgia and one shopping center in North Carolina. While all the centers are profitable, they do not fit into the Company's long range strategic plans and commitment to the assisted living industry. The Company is actively attempting to sell all the centers. In April 1997 the Company sold the North Carolina center for net cash proceeds of $2,743,000. Management expects that the proceeds from the sale of the centers will be at least equal to the $5,361,000 book value of the real estate assets.

          As of December 31, 1996, the Company has loans in place or has received commitments for future financing, subject, in the case of the commitments, to final documentation, as follows:

(i) Health Care REIT, Inc. has issued a commitment to provide $60 million over three years to acquire and pay 100% of the construction costs of assisted living communities to be leased to the Company. The term of the leases will range from 11 years to 14 years plus two five-year renewal options, with lease payments based upon the interest rate on U.S. Treasury notes plus 3.75%, subject to inflation adjustments not to exceed .25% per year. A 1 % commitment fee is required, as each lease is entered into. The Company will have the option to purchase each community at the end of the term for its original cost plus 50% of the increase in its fair market value. As additional security to the lessor, the Company will provide a letter of credit for 5% of the amount financed, a first lien on personal property and receivables of the community, and subordination of management fees and rentals from subtenants. The commitment is in three segments of $20 million each, with approval of the REIT's Investment Committee before using the second and third segments. As of March 31, 1997, the Company had utilized $5.3 million of the commitment for funding the Oak Park property under construction in Clermont, Florida.

(ii) In 1995 Health Care REIT, Inc. provided mortgage loan commitments for two communities totaling $16,891,000. Of that amount, $4,536,000 was used to refinance one of the communities (Camelot) and $5,625,000 was used to construct another community (La Villa) which opened in the fourth quarter of 1996. The balance includes $5,160,000 to fund construction of the Camelot Assisted Living community, which is under construction and $645,000 to fund certain improvements to the existing Camelot community that are almost complete along with $925,000 for the construction of a second phase of La Villa, which is not presently scheduled for development and is not included in the development and construction total. The construction loans convert to term loans upon completion of construction. The term loans mature in seven to ten years, initially bear interest at a rate of 4.5% over the corresponding U.S. Treasury Note rate and are secured by the communities, an assignment of leases, rents and management contract, letters of credit and an assignment of the communities licenses and permits.

(iii) The Company has obtained commitments from First National Bank & Trust Co. of McAlester, Oklahoma of $5.2 million to provide mortgage financing for the two assisted living communities under construction in Muskogee, Oklahoma and Sherman, Texas. Such loans require a 2% commitment fee and are payable in 10 years (but callable at the discretion of the bank in five years) based on a 20 year amortization, with interest at a prime plus 2% (subject to a minimum interest rate of 8.70% and a maximum interest rate of 12.75%). The community in Muskogee was completed in March 1997 and the Sherman community is in the early stages of construction.

(iv) In 1995 Investors Real Estate Trust ("IRET") issued a commitment to provide 100% of the construction costs up to $2,810,000 for the Sweetwater Springs community in Lithia Springs, Georgia that opened in October 1996. Upon completion the community was leased to the Company for a term of 15 years. In 1996 the commitment was increased by $1,540,000 to a maximum of $4,350,000 in order to provide for the construction of a second phase of the community consisting of 16 Alzheimer's special care units. The monthly lease payments are based on the funded amount and on annual interest rates of 11.0% for the first five years, 12.65% for the next five years and 14.55% for the last five years of the lease. The Company has an option to purchase the community at fair market value during the first nine months of the fourteenth year of the lease. The lease is secured by the community. Construction of the second phase has been deferred indefinitely. Though some of the additional funding has been utilized, the remaining funds available are considered sufficient to complete the second phase.

     In addition to development and construction financing, described above, Comerica Bank-Texas has issued a commitment to provide $1,600,000 to finance buses and other vehicles to transport residents of the Company's communities. Each vehicle will be financed at 90% of cost and the loan for each vehicle will be amortized over 48 months. The interest rate will be prime plus one percent.

     The Company believes it has adequate resources to complete its communities currently under construction and development and plans to use the balance of such committed sources and its net working capital in excess of operating needs for future development of assisted living communities.

     Future development activities of the Company are dependent upon obtaining capital and financing through various means, including financing obtained from sale/leaseback transactions, construction financing, long-term state bond financing, debt or equity offerings and, to the extent available, cash generated from operations. There can be no assurance that the Company will be able to obtain adequate capital to finance its projected growth.

     The Company will continue to seek additional debt and equity financing from time to time to be used for construction and development of communities, to pay cash consideration for cash acquisitions, to pay for the costs and expenses of negotiating acquisitions and to pay indebtedness of acquired companies or businesses.

FISCAL 1996 AS COMPARED TO FISCAL 1995

     Revenues and Operating Expenses from Assisted Living Operations. Revenues increased to $29,785,000 in 1996 as compared to $7,964,000 in 1995. The principal reasons for the increase were the acquisition of Wedgwood and the growth of American Care. Wedgwood was acquired effective March 31, 1996 and the financial statements reflect nine months operations with respect to the 16 communities acquired in the Wedgwood Acquisition. American Care in December 1995 acquired the remaining 70% of five assisted living communities in which a 30% minority interest had been acquired in January 1995. The increase was also due to the acquisition by American Care of one assisted living community in June 1995 and three assisted living communities in December 1995. Assisted living community operations, lease expense, depreciation and amortization all increased substantially in 1996 as compared to 1995. The primary reason for these increases, as discussed above, is the acquisition of Wedgwood and the growth of American Care.

     The following table summarizes income (loss) from community operations. This table does not include interest or corporate general and administrative expenses.

                                            Year Ended December 31, 1996
                                               (Amounts in thousands)
                                         Stabilized    Start-up
                                         Communities  Communities     Total
                                         -----------  -----------     -----


Assisted Living Community Income         $    28,129  $     1,544   $  29,673

Assisted Living Community Operating
 Expenses                                     17,717        1,722      19,439
                                         -----------   ----------   ---------

Gross Operating Income (Loss)                 10,412         (178)     10,234

Lease Expense                                  3,510          202       3,712

Community Depreciation & Amortization          1,616          385       2,001
                                         -----------   ----------   ---------
Income (Loss) from Community Operations
 before interest and taxes               $     5,286   $     (765)  $   4,521
                                         ===========   ==========   =========

     Stabilized communities are those communities that have been operating for one year and have achieved stabilized occupancy of 95% or more.

     Start-up communities are those communities that have not been operating for one year and have not achieved a stabilized occupancy of 95% or more.

     General and Administrative Expenses. These expenses were $6,731,000 in 1996 as compared to $3,948,000 in 1995. The increase in these costs was primarily due to the acquisition of Wedgwood and American Care. The increase in the size of the Company, as well as the geographic dispersion of the properties being managed requires additional general and administrative costs. In addition, during 1996, Greenbriar, American Care and Wedgwood were operated as three separate companies. Each company had its own corporate office, executive officers, corporate staff, accounting department and other related costs (See "--Merger and Transition Expenses").

     Merger and Transition Expenses. During 1996, both Greenbriar and American Care, as separate companies, were attempting to raise money through the capital markets. On a combined basis, the costs of these efforts were $774,000, which the companies expensed during 1996.

          The acquisition of American Care has been accounted for as a pooling of interests. This method of accounting requires the companies to expense the cost of the combination. The cost of lawyers, accountants, investment bankers and other expenses related to the combination that was incurred by both Greenbriar and American Care was approximately $983,000. These costs were expensed in 1996.

          A key component of the acquisition of American Care was the opportunity it provided for long-term cost savings by consolidating the accounting, legal and other administrative functions of Greenbriar, American Care and Wedgwood. In the fourth quarter of 1996, the Company recorded a one-time charge to earnings of $1,079,000 to reflect the anticipated cost of consolidating the three companies.

          Discontinued Operations. Earnings from discontinued operations reflect the real estate operations, which are currently held for sale. In February 1996, the Company's sale of American Mobility Inc. resulted in a gain on sale, net of tax, of approximately $520,000.

          Deferred Taxes. At December 31, 1996, the Company had a deferred tax asset of $868,000. The asset is expected to be recovered within 2-3 years from earnings of current operations as well as gains from sales of assets.

THREE MONTH PERIOD ENDED MARCH 31, 1997 COMPARED TO THREE MONTH PERIOD ENDED MARCH 31, 1996

          Revenues and Operating Expenses from Assisted Living Operations. Revenues were $8,905,000 for the three months ended March 31, 1997 as compared to $3,652,000 for the three months ended March 31, 1996. Operating expenses, including assisted living community expenses, lease expense and depreciation and amortization, were $7,670,000 for the three months ended March 31, 1997 as compared to $3,153,000 for the three months ended March 31, 1996.

          Wedgwood was acquired effective March 31, 1996 in a transaction accounted for as a purchase. The revenue and related expenses for the 16 communities acquired through the Wedgwood Acquisition are not included in the amounts for 1996. The revenues and related expenses for Wedgwood for the three months ended March 31, 1996 were $4,262,000 and $3,760,000, respectively. The balance of the increases are due to the opening of new communities during 1996 and increased census at the existing communities.

                                              Three-Month Period Ended
                                                   March 31, 1997
                                               (Amounts in thousands)

                                          Stabilized    Start-up
                                          Communities  Communities    Total
                                          -----------  -----------   -------

Assisted Living Community Income           $   8,256    $    649    $  8,905

Assisted Living Community Operating
 Expenses                                      5,045         709       5,754
                                           ---------    --------    --------
Gross Operating Income (Loss)                  3,211         (60)      3,151

Lease Expense                                  1,029          89       1,118

Community Depreciation and Amortization          547         211         758
                                           ---------    --------    --------
Income (Loss) from Community
 Operations before interest and taxes      $   1,635    $   (360)   $  1,275
                                           =========    ========    ========

Stabilized communities are those communities that have been operating for one year and have achieved stabilized occupancy of 95%.

Start-up communities are those communities that have not been operating for one year and have not achieved a stabilized occupancy of 95% or more.

The Company had 27 stabilized and 5 start-up facilities at March 31, 1997.

          General and Administrative Expenses. General and administrative expenses were $1,469,000 for the three months ended March 31, 1997 compared to $1,031,000 for March 31, 1996. The increases were due primarily to the acquisition of Wedgwood.

          Interest Expense. Interest expense for the three months ended March 31, 1997 was $1,580,000 compared to $460,000 for the comparable period in 1996. The increase in interest expense represents the interest incurred on the mortgage debt and financing obligations on the Wedgwood properties, as well as debt incurred on new communities which opened in 1996.

          Discontinued Operations. Earnings from discontinued operations include the real estate operations that are classified as held for sale.

          The real estate operations had earnings of $167,000 for the three months ended March 31, 1997 and earnings of $51,000 for the comparable period in 1996.

          The sale in the first quarter of 1996 of the Mobility Group resulted in a gain on sale, net of tax, of $580,000.

EFFECT OF INFLATION

          The Company's principal sources of revenues are from resident fees from Company-owned or leased assisted living communities and management fees from communities operated by the Company for third parties. The operation of the communities is affected by rental rates that are highly dependent upon market conditions and the competitive environment in the areas where the communities are located. Compensation to employees is the principal cost element relative to the operations of the communities. Although the Company has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary pressures arise that the Company will be able to offset such costs by increasing rental rates or management fees.

                                   BUSINESS

OVERVIEW

          Greenbriar operates assisted and independent living communities designed to serve the needs of the elderly population. Assisted living residents are usually frail, elderly individuals who require assistance with the activities of daily living ("ADLs") such as ambulation, bathing, eating, personal hygiene, grooming and dressing, but who do not generally require more expensive 24 hour skilled nursing care. Independent living residents typically require only occasional assistance with ADLs but receive other support services such as meals, housekeeping, organized social and other activities, transportation, communities maintenance, most utilities and 24 hour security.
In addition, certain of the Company's communities currently accommodate residents suffering from Alzheimer's disease or other forms of dementia, a growing speciality within the assisted living industry.

          The Company is pursuing an aggressive expansion strategy focused on developing and constructing or acquiring additional assisted living operations. The Company's objective is to leverage management's experience in the senior care industry to capitalize on the growing demand for assisted living services. The Company's business strategy is to: (i) provide a complete and customized range of assisted living services; (ii) operate distinct Alzheimer's care wings or communities ; (iii) promote flexibility in building design; (iv) grow through development and acquisitions; and (v) manage and develop communities on a regional basis.

          As of March 1997, the Company operated 34 communities in 11 states, with a capacity of 2,700 residents, consisting of 31 communities owned by the Company or in which it has ownership or leasehold interests and two communities
managed for third parties.    The Company leases one community that is managed
by a third party.   In addition, the Company had four additional assisted living communities with capacity for 368 residents under construction; i.e., construction activities have commenced and are ongoing.

          The Company acquired Wedgwood Retirement Inns, Inc. ("Wedgwood") in March 1996 (the "Wedgwood Acquisition") and acquired American Care Communities, Inc. ("American Care") in December 1996 (the "American

Care Acquisition"). The Wedgwood Acquisition and American Care Acquisition provided the Company with 14 and 16, respectively, operational assisted living communities and additional operational and development expertise.

THE ASSISTED LIVING INDUSTRY

          The Company believes that the assisted living industry is emerging as a preferred alternative to meet the growing demand for a cost-effective setting in which to care for the elderly who do not require the more intensive medical attention provided by a skilled nursing center but who cannot live independently due to physical or cognitive frailties. In general, assisted living represents a combination of housing, general support services and 24 hour a day personal care services designed to aid elderly residents with ADLs. Certain assisted living communities may also provide assistance to residents with low acuity medical needs, or may offer higher levels of personal assistance for incontinent residents or residents with Alzheimer's disease or other forms of dementia. Generally, assisted living residents have higher levels of need than those of residents of independent retirement living communities but lower than those of residents in skilled nursing centers. Annual expenditures in the assisted living industry have been estimated to be approximately $14 billion, including communities ranging from "board and care" to full-service assisted living communities such as those operated by the Company.

          The Company believes that assisted living is one of the fastest growing segments of elderly care and will continue to experience significant growth due to the following:

          Consumer Preference. The Company believes that assisted living is increasingly becoming the setting preferred by prospective residents and their families in which to care for the frail elderly. Assisted living offers residents greater independence in a residential setting, which the Company believes results in a higher quality of life than that experienced in more institutional or clinical settings, such as skilled nursing centers.

          Demographic and Social Trends. The target market for the Company's services is persons generally 75 years and older, one of the fastest growing segments of the U.S. population. According to the U.S. Census Bureau, the portion of the U.S. population age 75 and older is expected to increase by 34%, from approximately 13.0 million in 1990 to over 17.4 million by the year 2000, and the number of persons age 85 and older, as a segment of the U.S. population, is expected to increase approximately 39% during the 1990s from 3.1 million to approximately 4.3 million. It is estimated that the total U.S. population will increase by approximately 11% during the same period. It is further estimated that approximately 57% of the population of seniors over age 85 need assistance with ADLs and almost 50% of such seniors develop Alzheimer's disease or other forms of dementia. According to the United States Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1992. Accordingly, the Company believes that the number of seniors who are able to afford high-quality residential environments, such as those offered by the Company, has increased in recent years.

          Lower Average Cost. The Company believes that the average annual cost to residents receiving assisted living care in the Company's assisted living communities is significantly less than the cost of receiving similar care in a skilled nursing center. According to the Marion Merrell Dow Inc. Managed Care Digest Series, Institutional Digest 1995, the average annual cost per person in 1994 in the United States for private nursing home care was approximately $36,000. During the three months ended March 31, 1997, the average annualized revenue per resident (independent and assisted living) in the Company's communities was approximately $18,000.

          Changing Supply of Long-Term Care Beds. Most of the states in which the Company currently operates have enacted certificate of need ("CON") or similar legislation that restricts the supply of licensed nursing center beds. These laws generally limit the construction of nursing centers and the addition of beds or services to existing nursing centers, and as a result tend to limit the available supply of traditional nursing home beds. In addition, some long-term care centers have started to convert traditional nursing home beds into sub-acute beds. The Company also believes that high construction costs and limits on government reimbursement for the full cost of construction and start-up expenses also will constrain the growth and supply of traditional nursing home centers and beds. The Company expects that this tightening supply of nursing beds together with an aging population will create an increased demand for assisted living care communities.

BUSINESS STRATEGY

          The Company believes that significant growth opportunities exist to provide assisted living services to the rapidly growing elderly population. The Company has aggressively expanded its operations through the acquisition of communities and assisted living companies. The Company also seeks to improve the operating performance of its communities through the continued enhancement of its operations. The Company is developing and constructing communities in markets where it already has its management infrastructure in place and in markets that are under served.

          The majority of the Company's current communities are operated and marketed on a private-pay, single occupancy basis. Most double occupancy is non-related people who are state-assisted residents. Most of the Company's state-assisted residents are in the North Carolina communities. North Carolina has one of the best reimbursement rates in the nation for assisted living and was a pioneer in supporting the development of assisted living as one way of containing costs of caring for the state's aging population.

          As America ages, the Company believes that more states will adopt a reimbursement policy similar to North Carolina, primarily a double occupancy approach. Some, however, may stress a single occupancy approach. The Company believes that the assisted living industry will primarily continue as a private-pay industry for the foreseeable future, but may become more price-sensitive as more people need assisted living and for longer periods due to increased life spans. Costs of caring for an aging America may become more of a private-pay, state-assisted partnership than currently exists.

          The Company uses the same development strategy for special care units in combined Alzheimer's and assisted living communities and in dedicated special care communities. The units and common space are designed for flexibility so that they can be primarily single occupancy or primarily double occupancy - again, based on market demand.

          The Company believes that this occupancy-flexible development strategy will provide a competitive advantage over its competitors who do not have units and common space large enough to readily accommodate double occupancy.

          To facilitate its construction and development strategy, the Company has entered into a Construction Management Agreement with Victor L. Lund, the founder of Wedgwood and a director of the Company, pursuant to which Mr. Lund agreed to serve, for three years following closing of the Wedgwood Acquisition, as a construction manager to oversee the Company's construction of up to 20 assisted living communities, including those that provide Alzheimer's care.

          The top management of the Company has extensive acquisition experience and contacts in the assisted living and long-term care industry. The rapid growth achieved this past year came from two major acquisitions. The Company believes that acquisition is the best way to meet its growth goals. The assisted living industry is very fragmented and still primarily a single proprietor business.

          Acquisition Strategy.   The Company may acquire one or more
communities or assisted living companies as a means to enter new markets and may also make acquisitions within its existing regions to gain further market share and leverage its existing operating infrastructure. In reviewing acquisition opportunities, the Company considers, among other things, the competitive climate, the current reputation of the community or the operator, the quality of the management, the need to reposition the community in the marketplace and costs associated therewith, the construction quality and any need for renovations of the community and the opportunity to improve or enhance operating results.

          Operating Strategy. The Company's operating strategy is to achieve and sustain a strong competitive position within its chosen markets as well as to continue to enhance the performance of its operations. The Company also will seek to enhance its current operations by (i) maintaining and improving occupancy rates at its communities; (ii) opportunistically increasing resident service fees; and (iii) improving operating efficiencies.

          Offer Residents Customized Care and Service Packages.   The Company
continually seeks to expand its range of services to meet the evolving needs of its residents. The Company offers each of its residents a personalized assisted living service plan which may include any combination of basic support care, personal care, supplemental services, wellness services, and if needed, Alzheimer's and special care services, subject to the level of services allowed to be offered by the licensing in place at each community. By offering services in an "unbundled" manner, charging only for the services needed and involving the active participation of the resident, the Company is able to customize its service plans to meet the specific needs of each resident. As a result, the Company believes that it is able to maximize customer satisfaction while avoiding the high cost of delivering all services to all residents without regard to need or choice. The care plan for each resident is periodically reviewed and updated by the Company, the resident and the resident's family and the resident's physician.

          Maintain and Improve Occupancy Rates. The Company also seeks to maintain and improve occupancy rates by continuing to (i) attract new residents through marketing programs directed towards family decision makers, namely adult children and potential residents, (ii) actively seek referrals from hospitals, rehabilitation hospitals, physicians' clinics, home healthcare agencies and other acute and sub-acute healthcare providers in the markets served by the Company and (iii) develop new market niches such as respite care, adult day care and other specialty care programs sought by caregivers.

          Selectively Increase Service Pricing Levels. The Company regularly reviews opportunities to increase resident service fees within its existing markets, while maintaining competitive market positions. In keeping with this strategy, the Company will continue to offer high quality assisted living services at average to above average prices and generally target private-pay residents. The Company's private-pay residents are typically seniors who can afford to pay for services from their own and their families' financial resources. Such resources may include social security, investments, proceeds from the sale of their residence, contributions from family members and insurance proceeds from long-term care insurance policies.

          Improve Operating Efficiencies. The Company seeks to improve operating results of its communities by actively monitoring and managing its operating costs. In addition, the Company believes that concentrating communities within selected geographic regions may enable the Company to achieve operating efficiencies through economies of scale, reduce corporate overhead and provide for more effective management supervision and financial controls. The Company also believes that it will be able to obtain volume discounts through enhanced purchasing power for a variety of items including food supplies, insurance, equipment and other items.

          Offer Alzheimer's Dedicated Communities. As of March 1997, the Company had 11 communities with distinct special care wings specifically designed to serve the needs of individuals with Alzheimer's disease and other forms of dementia through the provision of a variety of specialty care services. The Company plans to build a portion of its new communities with a distinct Alzheimer's wing which will allow the Company to offer this service to the elderly with this disease and other forms of dementia, will create an opportunity for residents to age in place within the same community, and will allow special security and support of Alzheimer's residents. The Company believes this will allow it to continue serving residents for a longer period of time, and provide a desirable alternative for its residents and their families. However, most of the new communities will be designed to be flexible enough to allow the Alzheimer's wing to be used only for assisted living residents if demand for Alzheimer's care is not adequate to justify maintaining a distinct Alzheimer's program in a particular community. The Company's experience and research indicate that Alzheimer's residents often respond better by sharing a suite with another Alzheimer's resident rather than being in a single occupancy suite. Consequently, the Company's Alzheimer's programs are designed to allow double occupancy, although rooms are available on a single occupancy basis.

ASSISTED LIVING SERVICES

          The Company offers a wide range of assisted living care and services to its residents. The residents are allowed to select among the services offered beyond basic support services and are charged only for the services they need. Management believes this provides the Company with a competitive advantage over other service providers in the industry who offer discrete levels of services and base their charges on the level of services offered regardless of whether a resident requires or uses all of the services available at a particular level.

          The services offered by the Company can generally be categorized as follows:

     . Basic Support Services. These services include providing up to three meals per day in a common dining room, special dietary planning, laundry, general housekeeping, organized social and other activities, transportation, communities maintenance, utilities (except telephone) and 24 hour security.

     . Supplemental Services. These services include performing, coordinating or assisting with bill paying, banking, personal shopping, transportation, appointments, pet care and reminder services.

     . Personal Care Services. These services include providing more advanced assistance with ADLs such as ambulation, bathing, eating, dressing, personal hygiene and grooming.

     . Wellness Services. These services include assistance with the administration of medication and health monitoring by a nurse, which are provided as permitted by government regulation.

     . Alzheimer's and Special Care Services. The Company has a distinct Alzheimer's special care wing in 11 of its existing communities and generally plans to include a distinct Alzheimer's wing in the communities constructed and developed by the Company. Alzheimer's care includes a higher 24 hour staff ratio to provide oversight and activity programs scheduled around-the-clock in the Alzheimer's wing, which is secured from the rest of the building and includes secured outdoor walking paths.

PROPERTIES

     Operating Facilities. The following table below sets forth certain information with respect to facilities which were operated by the Company at
March 31, 1997.   The Company owns, leases, holds equity interest in, or manages on behalf of third parties, these communities. The Company considers its communities to be in good operating condition and suitable for the purpose for which they are being used.

                             EXISTING COMMUNITIES

                                                                               COMPANY                    % OCC.
                                                 CARE            RESIDENT     OPERATIONS                    AT
COMMUNITY NAME                    LOCATION       LEVEL  UNITS  CAPACITY/(1)/  COMMENCED     OWNERSHIP     3/31/97
---------------------------  ------------------  -----  -----  -------------  ----------  --------------  -------
OWNED OR LEASED AND
MANAGED BY COMPANY:

Camelot/(6)(8)/              Harlingen, TX       S        171         171        9/94       Owned/(2)/        90%

Crown Pointe                 Corona, CA          S, FE    148         148        1/93       Owned/(2)(5)/     92

The Greenbriar at            Dension, TX         FE,       44          65        5/96       Owned/(2)/        28
 Denison                                         DC

The Greenbriar at
 Muskogee                    Muskogee, OK        FE        48          58        3/97       Owned/(2)/         7

Lincolnshire                 Lincoln City, OR    S, FE     64          64       11/95       Owned/(2)/        80

Meadowbrook Place            Baker City, OR      FE        50          50       12/92       Owned/(2)/        96

Pacific Pointe/(6)/          King City, OR       S        113         113        1/93       Leased/(3)/       98

Rose Garden Estates          Ritzville, WA       FE        21          21       11/95       Owned/(2)/        81

Summer Hill/(6)/             Oak Harbor, WA      FE        59          61        2/94       Owned/(2)/        87

Sweetwater Springs           Lithia Springs, GA  FE        49          49       10/96       Leased/(9)/       22

The Terrace/(6)/             Portland, OR        FE,       65          69        5/91       Owned/(2)/        94
                                                 DC

Villa del Rey/(6)/           Merced, CA          S         92          92       12/79       Leased/(3)/       99

Villa del Rey                Roswell, NM         S, FE    134         134       10/88       Leased/(4)(7)/    84

Villa del Rey/(6)/           Visalia, CA         S         98          98       12/79       Leased/(3)/       95

Villa del Sol                Roswell, NM         S         12          12       12/95       Owned/(2)/        92

La Villa                     Roswell, NM         FE,       80          91       11/96       Owned/(2)/        36
                                                 DC

                                                                               COMPANY                    % OCC.
                                                 CARE            RESIDENT     OPERATIONS                    AT
COMMUNITY NAME                    LOCATION       LEVEL  UNITS  CAPACITY/(1)/  COMMENCED     OWNERSHIP     3/31/97
---------------------------  ------------------  -----  -----  -------------  ----------  --------------  -------
Wedgwood Terrace/(6)/          Lewiston, ID        FE,    40         51         11/95       Leased/(3)/      88
                                                   DC

Berne Village/(6)/             New Bern, NC        S,    147         148         12/93      Owned/(2)/       93
                                                   FE,
                                                   DC

Country Oaks/(6)/              Chiefland, FL       FE     41          58         12/95      Owned/(2)/       42

Country Time Inn/(6)/          Kings Mountain,     FE,    32          55          6/95      Owned/(2)/       71
                               NC                  DC

Graybrier/(6)/                 Southern Pines, NC  FE,    61          88          2/94      Owned/(2)/       94
                                                   DC

Oakridge/(6)/                  Sanford, NC         FE     43          85         12/95      Leased/(3)/      95

Red Oak/(6)/                   Greenville, NC      FE     32          58          2/95      Leased/(3)/      97

Rose Manor of Cary             Cary, NC            FE,    56          62         10/96      Owned/(2)/       45
                                                   DC

Rose Tara Plantation/(6)/      King, NC            FE     35          65          9/94      Owned/(2)/       97

Rose Terrace/(6)/              Wendell, NC         FE,    51         100          5/94      Leased/(3)/     100
                                                   DC

Rose Vista Village/(6)/        Fayetteville, NC    S, FE  65          94          2/95      Leased/(3)/      84

Rose Vista Village/(6)/        Goldsboro, NC       S, FE  65          94          2/95      Leased/(3)/      88

Rose Vista Village/(6)/        Kinston, NC         S, FE  65          94          2/95      Leased/(3)/      73

Rose Vista Village/(6)/        Wilson, NC          S,     80         122          2/95      Leased/(3)/      98
                                                   FE,
                                                   DC

Royal Oaks/(6)/                Sanford, NC         FE     25          38         12/95      Leased/(3)/      71
                                                       -----       -----                                     --

Subtotal/Average                                       2,086       2,509                                     82
                                                       -----       -----                                     --

MANAGED, BUT OWNED
 BY THIRD PARTY:

Timberhill Place/(6)/          Corvalis, OR        FE     60          60          5/95      Managed          95

Scarborough Terrace/(6)/       Scarborough, ME     FE,    57          75          1/96      Managed          38
                                                   DC

LEASED, MANAGED BY
 THIRD PARTY:

Neawanna by the Sea            Seaside, OR         S, FE  59          59          1/90      Leased/(4)(7)/   93
                                                       -----       -----                                     --
                                                       2,262       2,702                                     79
                                                       -----       -----                                     --

Key:
S - basic support and supplemental services are offered.
FE - basic support, supplemental, personal care and wellness services are offered ("Frail Elderly").
DC - Alzheimer's and special care services are offered ("Dementia Care").

(1) Anticipated number of residents, although capacity exists for additional residents with double occupancy of more units.
(2) Subject to first mortgage. Historically, each community has generally been pledged as collateral on a single mortgage or deed of trust securing a note payable to a bank, financial institution, individual or other lender. The mortgages and deeds of trust mature between 1997 and 2015 and bear interest at fixed and variable interest rates ranging from 7.5% to 11.75% as of December 31, 1996. The Crowne Pointe community is subject to a mortgage and note payable to the Redevelopment Agency of the City of Corona, California, is payable into a sinking fund semi-annually in increasing amounts from $65,000 to $420,000 through May 2015, and bears interest at a variable interest rate equal to 4.75% at December 31, 1996. Future communities owned and mortgaged by the Company will likely be pledged as collateral for mortgage credit lines, which relate to more than one community. See "Management's Discussion and Analysis or Plan of Operation
     - Liquidity and Capital Resources."
(3) Leased from third party individuals or partnership. Initial lease terms generally range from 10 to 20 years, and mature between 1999 and 2011. The Company is responsible for all costs including repairs to the community, property taxes and other direct operating costs of the community. Leases generally include clauses that allow for rent to increase over time based on a specified schedule or on an increase in the consumer price index. Generally, the Company has an option to purchase the community after a specified period, or at expiration of the lease, at a price generally equal to market value. As of December 31, 1996, the Company had available, subject to periodic review, commitments for approximately $60 million of lease credit lines for future communities. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."
(4) Community is leased from a Real Estate Investment Trust. The lease was part of a sale - leaseback transaction. The lease commenced in 1994 and expires in 2009. The Company has an option to purchase the community in 2004 and in 2009 for an amount equal to the greater of the sales price or the current replacement cost less actual depreciation.
(5)  Company owns 50% of real estate and the lessee.
(6)  Community was not constructed by Wedgwood, Greenbriar, or American Care.
(7) Company owns 49% of lessee. Victor L. Lund, a director of the Company, owns the other 51%, and the Company has an option to purchase his interests in these entities for $10,000.
(8) Of these units, 113 have been sold to residents who then pay a reduced monthly fee. The Company agrees to repurchase the units that are sold at a price ranging from 65% to 80% of the fair market value at the date of repurchase, based upon the number of years the resident owned the unit.
(9)  Leased from a REIT for 15 years expiring in 2011.

     Communities Under Construction. As of March 31, 1997, the Company was in various stages of construction of four assisted living communities; i.e. construction activities have commenced and are ongoing. Set forth below is certain information with respect to communities under construction as of March 31, 1997.

                        COMMUNITIES UNDER CONSTRUCTION

                                             CARE            RESIDENT  ANTICIPATED  ANTICIPATED
     COMMUNITY NAME          LOCATION        LEVEL    UNITS  CAPACITY    OPENING     OWNERSHIP
------------------------  ---------------  ---------  -----  --------  -----------  -----------
Greenbriar at Sherman     Sherman, TX      FE, DC        48        65     Q1-98     Own

Camelot                   Harlingen, TX    S, FE, DC    138       147     Q4-97     Own

Oak Park                  Clermont, FL     FE            60        60     Q3-97     Lease

Woodmark at Steel Lake    Federal Way, WA  FE, DC        89        96     Q2-97     Manage
                                                        ---       ---
                                                        335       368

     Plans for Construction. The Company generally retains independent general contractors to construct its communities. The Company approves all aspects of development including, among other things, site selection, plans and specifications, the proposed construction budget and selection of the architect and general contractor. The Company estimates the average capitalized cost to develop, construct and open a community (including land acquisition, architectural and engineering, construction period interest and loan fees) to be approximately $71,000 per unit, and average construction time for a typical community to be approximately six to twelve months, depending upon the number of units. The Company estimates that, once opened, it takes approximately six to twelve additional months after licensure for each community to achieve a stabilized occupancy level of 95% or higher. The Company anticipates that each community will have an average operating loss (before depreciation) of approximately $350,000 prior to reaching stabilized occupancy.

     The Company believes quality independent general construction contractors are readily available to build its communities at competitive prices. The Company has entered into a Construction Management Agreement with Victor L. Lund, the founder of Wedgwood and a director of the Company, to oversee construction of up to 20 communities through 1998.

     Development and Construction Risks. The Company's growth strategy is dependent, in part, on its ability to develop and construct additional communities. Development projects generally are subject to various risks, including zoning, permitting, healthcare licensing and construction delays that may result in construction cost overruns, longer development periods and, accordingly, higher than anticipated start-up losses. Although the Company has extensive development experience, closely manages each development project and regularly monitors the contractors constructing the Company's communities, project management is subject to a number of contingencies over which the Company has little or no control and which might adversely affect project costs
and completion time.   Also, the Company intends to rely on third-party
developers to construct some of the new assisted living communities planned by the Company. There can be no assurance that the Company will not experience difficulties in working with developers, project managers, general contractors and subcontractors, any of which difficulties could result in increased construction costs and delays. See "Risk Factors - Development and Construction Risks."

     Need for Additional Financing; Risk of Rising Interest Rates, Development Delays and Cost Overruns. To achieve its growth objectives, the Company will need sufficient financial resources to fund its development, construction and acquisition activities. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company expects to experience negative cash flow from operations for at least 12 to 18 months following March 1997 as it continues to develop and construct assisted
living communities.   See "Risk Factors -Need for Additional Financing."

     Repair and Maintenance. The Company conducts routine repairs and maintenance of its communities on a regular basis, as needed. Several of the Company's communities acquired in the Wedgwood and American Care Acquisitions have been in operation for ten years or more. The Company has reviewed each community and plans to spend up to approximately $1.5 million in repairs, maintenance and improvements to certain of these communities over the next 12 months. The Company has no other current plans for significant expenditures relating to its existing communities, and considers them to be in good repair and working order.

COMMUNITY DESCRIPTION

     The Company's existing communities as of March 1997 range in size from 12 to 171 units, are from one to three stories, and from 10,000 to 148,000 square feet. Most of the new communities to be constructed by the Company will have 44 to 60 units, one or two stories and 35,000 to 70,000 square feet. Each community has or will have a large family room, usually equipped with a fireplace, a spacious open dining area, library, TV room, commercial kitchen, beauty salon, laundry, and indoor and outdoor recreational areas. Units generally range in size from approximately 330 to 400 square feet for a studio unit, to 470 to 650 square feet for a one bedroom unit, and to 680 to 850 square feet for a two bedroom unit. Assisted living units typically include a private bathroom, kitchenette, closets, living and sleeping areas, as well as a lockable door, emergency call system, individual temperature controls, fire alarm and sprinkler system, among other amenities.

     Alzheimer's care units are approximately the same size as studios and contain only sleeping, limited storage and, in some of the units, bathroom areas. Most do not have emergency call systems but do have sprinkler and fire alarm systems.

OPERATIONS

     The day-to-day operations of each community are managed by an Executive Director who is responsible for all operations of the community, including overseeing the quality of care and services, marketing, coordinating social activities, monitoring financial performance and ensuring appropriate maintenance of grounds and building. The

Company also consults with outside providers, such as pharmacists and dieticians, to assist residents with medication review, menu planning and response to any special dietary needs. Personal care, dietary services, housekeeping and laundry services are performed primarily by line staff who are either part or full-time employees of the Company and who are trained to perform a variety of such services. Most building maintenance services are performed by part or full-time employees, while elevator, HVAC maintenance and landscaping services are generally performed by third party contractors.

     The Company's senior management and other personnel located at the Dallas, Texas executive office and King City, Oregon and Cary, North Carolina regional offices provide support services to each of the Company's communities, including development of operational standards, budgets and quality assurance programs, recruiting, training, and financial and accounting services, such as data processing, accounts payable, billing and payroll services. Corporate personnel and community Executive Directors collaborate with respect to the establishment of community goals and strategies, quality assurance oversight, development of Company policies and procedures, development and implementation of new programs, cash management, human resource management and community development.

     The Company has attracted and continues to seek highly dedicated, experienced personnel. The Company has created formal training programs accompanied by review and evaluation procedures to help ensure quality care for its residents. The Company has a national learning center at its Dallas corporate headquarters to provide training for community Executive Directors and other personnel. The Company believes that education, training and development enhance the effectiveness of its employees. All employees are required to complete the Company's training program, which includes a core curriculum comprised of personal care basics, job related specific training, Alzheimer's disease processes, first aid, fire safety, nutrition, infection control and customer service. Executive Directors receive training in all of these areas, plus marketing, community relations, healthcare management, life skills programming and fiscal management. In addition to classroom training, the Company's communities provide new employees with on the job training, utilizing experienced staff as trainers and mentors.

QUALITY ASSURANCE

     The Company coordinates quality assurance programs at each of its communities through its corporate headquarters staff and through its regional operations staff. The Company's commitment to quality assurance is designed to achieve a high degree of resident and family member satisfaction with the care and services provided by the Company. In addition to ongoing training and performance reviews of all employees, the Company's quality control measures include:

     Advisory Board. The Company has assembled an Advisory Board of five experts to advise the Company with regard to design criteria, internal and external decoration, and enhancing the functioning of individuals with Alzheimer's disease who can benefit from assisted living.

     The Advisory board will (i) review and recommend policies concerning programs and services, (ii) serve as a resource to the Company in program development and evaluation, (iii) identify trends and gaps in service, (iv) design and participate in education and training programs for staff, family members and caregivers, (v) interpret implications of legislation affecting the elderly, (vi) provide extra-organizational viewpoints, (vii) study, evaluate and document the effectiveness of services and recommend changes needed in programs,
(viii) review proposals for research and (ix) help establish standards. However, the Advisory Board has no executive authority, only advisory.

     The current members of the Advisory Board are:

     Herbert Shore, Ed.D. is president of Shore & Associates Geriatric and Elderly Services, Dallas, Texas. Dr. Shore serves as Chairman of the Greenbriar Advisory Board. He has been a long term care administrator and has previously taught at the center for Studies in Aging at the University of North Texas.

     Kenneth Z. Altshuler, M.D. is a Professor and Chairman of the Department of Psychiatry of the University of Texas Southwestern Medical Center, Dallas, Texas.

     Donald R. Benton, D. Hum. and D. Min. is President of The Kindness Foundation of Dallas, Texas. He retired from the Methodist Ministry after 44 years of service.

     Dee Carlson, M.A. is President of Alzheimer's Care, Consultation, Education and Training ("A.C.C.E.T."), which provides consulting services for communities and organizations servicing individuals with dementia and their families. A.C.C.E.T. is located in Lexington, Kentucky. Prior to forming A.C.C.E.T., Ms. Carlson was Education and Family Services Director for the Alzheimer's Disease Center, Mayo Clinic, Rochester, Minnesota.

     Robert Ellis Rousch, Jr., Ed.D. is affiliated with the Huffington Center on Aging, Baylor College of Medicine, Houston, Texas. Dr. Rousch is an Educator and Administrator, and he previously directed the Texas Consortium for Geriatric Research and Education Centers.

     Audrey S. Weiner, DSW is the Senior Vice President/Administrator of the Sarah Neuman Home in Mamaroneck, New York. A practitioner, Dr. Weiner has had extensive experience designing programs, services and communities for Alzheimer patients. She worked at the Brookdale Institute on Aging in New York City.

     The Advisory Board will meet as a group at least quarterly and spend 20 to 30 hours per quarter on Advisory Board related activities. Each member will receive $2,000 for attending each official meeting. All expenses related to meeting attendance will also be paid by the Company. In recognition for the service of the Advisory Board, each member will be awarded 100 shares of Common Stock for the initial year of service and an additional 100 shares for each year of service thereafter.

     Family and Resident Feedback. The Company surveys residents on an annual basis to monitor the quality of services provided to residents and the level of satisfaction of residents and their families. The Company is presently implementing surveys of family members of residents to monitor the quality of services.

     Regular Community Inspections. Community inspections are conducted by regional vice presidents and other regional staff on a regular basis. These inspections cover the appearance of the exterior and grounds; the appearance and cleanliness of the interior; the professionalism and friendliness of staff; resident care plans; the quality of activities and the dining program; observance of residents in their daily living activities; and compliance with governmental regulations. A detailed community audit program is used to assure the inspections are thorough and to facilitate corrective action if required.

MARKETING

     The Company's marketing and sales efforts are undertaken on regional and local levels. This effort is intended to create awareness of the Company and its services among prospective residents, their families, other key decision makers and professional referral sources. The corporate marketing staff develops overall strategies for promoting the Company throughout its markets and assesses continuously the success of its efforts. Most communities have on staff a community relations coordinator dedicated to sales and marketing activities, who is guided and trained by corporate marketing personnel. For smaller communities with no community relations coordinator, the Executive Director performs these sales and marketing functions.

     Prior to opening new communities, the Company commences an aggressive marketing campaign by opening a sales office in close proximity to the community. During this pre-opening marketing period, the Company's personnel actively contact local referral sources, which generally account for a majority of resident referrals. In addition, the Company typically engages in more traditional types of marketing activities, such as direct mailings, print advertising, signs and yellow pages advertising. These marketing activities and media advertisements are directed to potential residents and their adult children, who often comprise the primary decision makers for placing a frail elderly relative in an assisted living setting.

GOVERNMENT REGULATION

     Healthcare is an area of extensive and frequent regulatory change. In contrast, the assisted living industry is relatively new and, accordingly, the manner and extent to which it is regulated at the federal and state levels is evolving. It is not clear at this time what legislative and/or regulatory changes will be adopted in the future and what the effect of such changes will be on the Company. As a result, there can be no assurance that future changes in healthcare legislation or regulations will not have a material adverse effect on the Company. See "Risk Factors-Government Regulation."

     In the states in which the Company operates, a license is not required to provide basic support services. Currently, assisted living and Alzheimer's care communities are not specifically regulated as such by the federal government. However, the Company's communities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. Although regulatory requirements vary from state to state, these requirements generally address, among other things, staff education, training and records; staffing levels; community services, including administration and assistance with self-administration of medication; physical community specifications; size and furnishing of community units and common areas; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. Most of the Company's communities are required to possess state licenses in order to provide the levels and types of services they provide in the states in which they operate. A limited number of the Company's communities are not required to possess such licenses, however, because they do not supply care and/or supervision to an extent requiring them to be licensed under their respective state's laws. The Company's communities are also subject to various state or local building codes and other ordinances, including safety codes. Management anticipates that the states which are establishing regulatory frameworks for assisted living communities will require licensing of assisted living communities and will establish varying requirements with respect to such licensing. The Company has obtained all required licenses for each of its operating communities. Each of the Company's licenses must be renewed annually.

     Currently, only eight states (Kentucky, Connecticut, New York, Illinois, Georgia, Missouri, New Jersey and South Dakota) have certificate of need ("CON") requirements for assisted living communities, and the Company is only operating in one of such states, Georgia; however, the Company may expand into several other states that have CON requirements. In addition, if federal and state reimbursements increase or there is overbuilding in the industry, other states may initiate CON requirements. If this occurs, the operators who can grow rapidly in the next few years could have a distinct advantage, inasmuch as new barriers to entry could limit destructive overbuilding and competition, such as occurred in some nursing home markets in the past. There can be no assurance, however, that the Company will be able to obtain CONs in any jurisdiction where it may be required to obtain them in order to expand.

     Like healthcare centers, assisted living communities are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed community where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. Any failure by the Company to comply with applicable requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its communities are in substantial compliance with all applicable regulatory requirements. No actions are currently pending against any of the Company's communities nor have any of the Company's communities been cited in the past for any significant non-compliance with regulatory requirements.

     Twelve states have already elected to participate in the Medicaid Home and Community Care Options Act of 1990 ("MHCCOA") and several other states are studying the program. Texas, where the Company is headquartered, is one of the states that have already elected to participate in the program. Under MHCCOA, states now have the option to use Medicaid funds to support services for low income, frail older persons, in places of residence other than nursing centers. The program allows the state to amend its Medicaid statutes to use funds in this manner, thus avoiding the repeated process of obtaining a Medicaid waiver. Any community participating in this payment program must meet all applicable state and federal rules and regulations.

     The Company participates in federal and state reimbursement programs. However, the Company expects the bulk of its revenues to come from private-payment. Conversely, if the proposed Medicaid block grants are signed into law, the Company could experience a dramatic increase in revenues from these sources, particularly with respect to its double occupancy units. Many of the Company's existing and to be built communities can accommodate double occupancy and still provide a quality lifestyle.

     The Americans with Disabilities Act ("ADA") has had and will continue to have a major effect on the full service residential retirement and assisted living industry. The communities developed or acquired by the Company must be in compliance with the ADA. The Fair Housing Amendments Act of 1988 also prohibits discrimination against the handicapped in the sale or rental of a dwelling, or in the provision of services or communities in connection with such a dwelling. This intensifies the need to be in compliance with the ADA. Regulation of the industry is likely to increase, particularly for those providers accepting Medicaid reimbursements.

     In compliance with the underlying state bond financing, rents at one community in Oregon must be approved by an agency of the state. Two other communities financed with loans guaranteed by the Department of Housing and Urban Development ("HUD") have rents requiring approval by HUD. The Company has not experienced any denials of requested rents or rent increases, but there can be no assurance that such denials will not occur in the future.

COMPETITION

     The long-term care industry is highly competitive, and it is anticipated that the assisted living and Alzheimer's care businesses in particular will become increasingly competitive in the future. Many of the Company's present and potential competitors have, or may have access to, greater financial, management and other resources than those of the Company. There can be no assurance that competitive pressures will not have a material adverse effect on the Company.

     The Company competes with other assisted living companies and numerous other companies providing similar long-term care alternatives such as home health agencies, community-based service programs, retirement communities and convalescent centers (nursing homes). In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company and which are generally exempt from income tax. While there are currently few assisted living and Alzheimer's care communities in some of the markets where the Company operates and plans to operate, the Company expects that, as assisted living receives increased attention and the number of states which participate in MHCCOA increases, competition will grow from existing and new companies focusing primarily on assisted living. Nursing home centers that provide long-term care services are also a source of competition for the Company, particularly with respect to Alzheimer's care services.

     The Company competes with other providers of elderly residential care on the basis of the breadth and quality of its services, the quality of its communities and price. The Company believes that it competes favorably in these areas and in its recruitment and retention of qualified healthcare personnel and reputation among local referral sources. See "Risk Factors - Competition." The Company also competes with other providers of long-term care in the acquisition and development of additional communities.

     As noted, the Company competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. In recent years, the healthcare industry has experienced a shortage of qualified healthcare professionals. The Company's operations require few professionally certified (RN or LPN) staff, primarily for supervision of care staff. While the Company has been able to retain the services of an adequate number of professionals to staff its communities appropriately and maintain its standards of quality care, there can be no assurance that continued shortages will not affect the ability of the Company to maintain the desired staffing levels. See "Risk Factors - Dependence on Senior Management and Skilled Community Management; Staffing and Labor Costs."

     The Company provides special care services in a residential setting for those with memory loss and Alzheimer's, the primary cause of memory loss. These residents are not mixed with other assisted living residents. The Company believes that this combination of target markets and services may improve its ability to compete with non-specialized assisted living communities and nursing homes.

INSURANCE

     The provision of personal and healthcare services entails an inherent risk of liability. Compared to more institutional long-term care communities, assisted living communities of the type operated by the Company, especially its dementia care communities, offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, its historical experience and industry standards. The Company also carries property insurance on each community in amounts which it believes to be adequate and standard in the industry. See "Risk Factors -Liability and Insurance."

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to remediate properly such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or redemption of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

     The Company has conducted environmental assessments of all of the sites currently under construction or development, as well as 21 of its existing communities that it operates plus one community it leases that is operated by a third party. These assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such environmental liability. The Company believes that all of its communities are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material non-compliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its communities.

EMPLOYEES

     At March 31, 1997, the Company employed approximately 1,384 employees, including 920 full-time and 464 part-time employees. The Company believes it maintains good relationships with its employees. None of the Company's employees are represented by a collective bargaining group.

CORPORATE OFFICES

     The Company's principal executive office is a 27,500 square feet building that it owns in Dallas, Texas. The Company's offices are adequate for the foreseeable future.

LEGAL PROCEEDINGS

     The Company is involved from time to time in legal proceedings that are incidental to its business. One suit is still pending from the Company's prior business in the skilled nursing business. In Southern Care Corp. v. Medical Resource Companies of America, Civil Action No. 94-1132-K, Superior Court of Chatham County, Georgia, the plaintiff seeks damages exceeding $1,500,000 relating to the management and operation of four nursing homes the Company sold to plaintiff. The Company has filed a counterclaim for breach of the management contract between the homes and a Company subsidiary. At the same time that plaintiff unilaterally and without notice terminated the management contract, plaintiff also claimed that indebtedness of approximately $6.7 million assigned to the Company was discharged. Plaintiff claims that the discharge occurred at the time of the assignment despite the facts that (i) the assignment had occurred 24 months prior to their claim of discharge, (ii) plaintiff, at the time of the assignment, had acknowledged in writing that the indebtedness was due and owing, (iii) plaintiff paid approximately $1.2 million toward the indebtedness subsequent to the assignment, and (iv) plaintiff apparently has continued to accrue the indebtedness on its financial statements. The Company disputes this claim and has filed a counterclaim to confirm the indebtedness. The Company plans to vigorously contest and defend this suit and vigorously pursue its counterclaims against plaintiff. The litigation is in the discovery process and is currently not set for trial. The Company does not believe it has breached any obligation to plaintiff regarding management of the nursing homes and does not believe plaintiff will prevail on the merits, although there can be no assurance in this regard. The Company also does not believe the approximately $6.7 million of indebtedness was discharged, and believes that it will prevail on this counterclaim, although there can be no assurance. The amount of the indebtedness, including accrued interest, is approximately $10 million. The Company's basis in the indebtedness, net of related deferred gains, is approximately $4.2 million.

     In 1995 the plaintiff and the Company each filed cross motions for summary judgment on the issue of whether the indebtedness was discharged. In October 1996 the trial court granted plaintiff's motion. An appeal has been filed by the Company on that ruling. The Company does not believe that the court's ruling is correct, and believes that it will prevail on its appeal, although there can be no assurance.

     In addition to other causes of action that the Company may file against the plaintiff, the Company filed a negligence action against a law firm and against a lawyer with that firm, relating to their involvement with the assignment, described above. The Company has been advised that these defendants carry a professional liability policy with limits of $5 million. These defendants deny liability and have filed a cross-action against among others, a former officer and director of the Company. The Company believes should it not prevail against Southern Care on the indebtedness issue, that it will prevail on this claim, although there can be no assurance.

     In Healthcare Property Investors, Inc. v. Greenbriar Corporation, et al., Civil Action No. BC-160028, Superior Court of Los Angeles County, Health Care Property Investors, Inc. ("HCPI"), which is the lessor of each of Neawanna by the Sea and Villa del Rey-Roswell pursuant to leases between HCPI and Neawanna by the Sea Limited Partnership ("Neawanna L.P.") and Villa del Rey-Roswell, Ltd. ("Roswell L.P."), respectively (the "Leases") HCPI alleges in such suit that certain aspects of the Wedgwood Acquisition relating to Neawanna L.P. and Roswell L.P. were consummated without the prior written consent of HCPI as required by the Leases, and that the Leases have been breached and/or a fee is now due HCPI in connection with the transfers. Additionally, HCPI alleges that the Company tortuously interfered with the Leases because of the transfer. The Company does not agree with HCPI's interpretation of the Leases and does not believe that such prior written consent was necessary for the Wedgwood Acquisition or that the payment of the fee is now due as a result thereof. The Company also does not believe it tortuously interfered with the Leases.

     In Benetic Financial Corp. v. Wedgwood Retirement Inns, Inc., et al., Civil Action No. EC-019343, Superior Court of Los Angeles County, the plaintiff seeks to collect in excess of $1,000,000 on an alleged loan brokerage agreement. There is no signed loan brokerage agreement between Wedgwood and the plaintiff. Plaintiff alleges he delivered a loan brokerage agreement to Wedgwood which it verbally accepted. The Company understood that plaintiff was acting as a potential partner and was not providing services to the Company. The suit was filed after the statute of limitations had expired for a verbal or an implied contract. However, if the plaintiff can prove that there was verbal acceptance of the contract, a four year statute of limitations applies and has not expired. The Company believes that the statute of limitations has expired on this action and there is little or no liability for any of plaintiff's services.

     The Company has been named as defendant in other lawsuits in the ordinary course of business. Management does not believe these lawsuits will have a material effect on the financial condition or results of operations of the Company.

                           HISTORY AND ORGANIZATION


OVERVIEW

     On March 27, 1996, the Company changed its name from Medical Resource Companies of America to Greenbriar Corporation. The Company existed from 1974 until 1989 as a real estate investment trust. In late 1989, James R. Gilley and his affiliates acquired control of the Company, and subsequently, in May 1991, undertook to dispose of the Company's REIT properties and concurrently
reorganized the Company as a Nevada corporation.   From such time until 1994,
the Company's business was focused on the acquisition, renovation, operation and sale of retirement, nursing and other healthcare facilities, as well as commercial real estate, and the manufacture and sale or lease of mobility
assistance equipment.   In 1994, the Company elected to pursue opportunities in
the assisted living industry, and subsequently sold its existing nursing homes and retirement center properties, most of its commercial real estate, and its mobility equipment manufacturing subsidiaries.

     The Company's executive offices are located at 4265 Kellway Circle, Addison, Texas 75244, and its telephone number is (972) 407-8400.

WEDGWOOD ACQUISITION

     General. Effective March 31, 1996, the Company acquired Wedgwood which along with its principals owned various interests in 15 predecessor entities, each of which owned, leased or managed at least one assisted or independent living community. As a result of the Wedgwood Acquisition, the Company now owns these entities and owns, leases or manages their communities. See "Business-Properties-Operating Communities." All entities and communities are owned 100% by the Company except for one community owned 40% by minority owners and two entities owned 51% by Victor L. Lund, a principal of Wedgwood who became a director of the Company upon completion of the Wedgwood Acquisition. See "Certain Transactions." The Wedgwood Acquisition also provided the Company with additional operational and development expertise.

     The consideration for the Wedgwood Acquisition was 1,949,950 shares of Series E Preferred Stock, having an issue price and liquidation value of $18,552,000, and $220,000 in cash and notes to the sellers referred to in the table below (the "Sellers"), all of whom were previously unrelated to the Company and the assumption of approximately

$44,000,000 in debt and lease obligations. The Company assumed or agreed to indemnify Victor L. Lund against certain Wedgwood indebtedness and lease obligations incurred in connection with the properties of Wedgwood, including approximately $43,200,000 for which he had issued personal guarantees. Such purchase price was determined through arms' length negotiations.

     Organization and Consolidation of Wedgwood. Wedgwood was incorporated in May 1977 in the State of Washington. During early 1996 and in connection with the Wedgwood Acquisition, Wedgwood consolidated itself with 15 affiliated partnerships, corporations, limited liability companies and proprietorships (the "Predecessor Entities") owned by the Sellers, who agreed to exchange their interests in the Predecessor Entities for common stock in Wedgwood which was then exchanged for Series E Preferred Stock of the Company pursuant to the Wedgwood Acquisition. The Predecessor Entities owned or leased a total of 15 assisted or independent living communities, with two more under construction, at the time of the consolidation and the Wedgwood Acquisition, and Wedgwood managed all but one of the these communities, plus an additional community owned by a third party.

AMERICAN CARE ACQUISITION

     Effective December 31, 1996, the Company acquired American Care, which owned, operated or managed a total of 16 assisted or independent living communities. As a result of the American Care Acquisition, the Company now owns, operates or manages these communities. See "Business - Properties - Operating Communities." The American Care Acquisition also provided the Company with additional operational expertise and managerial talent.

     The consideration for the American Care Acquisition was 1,300,000 shares of Common Stock issuable to the sellers referred to in the table below (the "Sellers"), all of whom were previously unrelated to the Company. Such purchase price was determined through arms' length negotiations. The Company's Common Stock closed on the American Stock Exchange at $15.88 on October 14, 1996, the day before the Company announced its intent to acquire American Care.

     At the closing of the American Care Acquisition, the Sellers entered into registration rights agreements with the Company pursuant to which the Company agreed to register the Common Stock issued to each Seller under limited circumstances, as follows: (i) commencing two years after the closing of the American Care Acquisition, the Company will give the holders of such shares the right to demand registration of all or a portion of such Seller's Acquisition Shares; and (ii) the Company will agree to give the holders of Acquisition Shares "piggy-back" registration rights to include all or a portion of the shares in any other registration statement filed by the Company under the Securities Act of 1933 (other than on Form S-8 or Form S-4), subject to certain rights of the Company not to include all or a portion of such shares under certain circumstances. The Company agreed to pay all expenses of the demand or piggy-back registration, other than underwriting fees, discounts or commissions.


REAL ESTATE OPERATIONS

     As of March 31, 1997, the Company owned three shopping centers in Georgia and one shopping center in North Carolina. While all the centers are profitable, they do not fit into the Company's long range strategic plans and commitment to the assisted living industry. The Company is actively attempting to sell all the centers. In April 1997 the Company sold the North Carolina center for net cash proceeds of $2,734,000. Management expects that the proceeds from the sale of the centers will be at least equal to the $5,361,000 book value of the real estate assets.

SALE OF MOBILITY ASSISTANCE SUBSIDIARIES

     On February 9, 1996, the Company sold its wholly owned subsidiary American Mobility, Inc. ("AMI") along with AMI's subsidiaries Odyssey Mobility, Inc., Aviation Mobility, Inc. and Alpha Mobility, Inc. to Innovative Health Services, Inc. ("IHS"), a private company. The sales price was $4,300,000, consisting of a $2 million note and $2,300,000 (230,000 shares) of IHS's Class A convertible preferred stock. The Company recorded a gain of approximately $930,000 on the sale of AMI. The price and terms of the sale were determined through arms length negotiations between the parties. The fair value of the preferred stock for accounting purposes was determined based on discounted projected future cash flows. The $2 million note bears interest at the prime rate plus 1% and is payable quarterly. The note calls for annual principal payments equal to a percentage of IHS's earnings with a final payment due on February 9, 2001. The preferred stock has a cumulative dividend rate of 8% per annum, payable quarterly. The preferred stock has no voting rights unless dividends are in arrears. After three years, under certain circumstances, the Company can convert the preferred stock into IHS common stock, at a price of 75% of the prevailing market price at the time of conversion. As a result of this sale, the Company is no longer involved in the business of manufacturing, selling and leasing mobility assistance equipment. Until the note is paid in full, the Company has the right to designate one member of the Board of Directors of IHS. Gene S. Bertcher, Executive Vice President and Chief Financial Officer of the Company, presently serves as the Company's designee.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers and directors of the Company.

      NAME                  AGE                      POSITION
      ----                  ---                      --------

James R. Gilley/(1)/         63           Chairman of the Board
Floyd B. Rhoades/(1)/        56           President, Chief Executive Officer
                                            and Director
Gene S. Bertcher             48           Executive Vice President, Chief
                                            Financial Officer and Treasurer
Robert L. Griffis            61           Senior Vice President and Secretary
Paul W. Dendy                47           Executive Vice President of Company
                                            and President of Wedgwood
Gary S. Smith                44           Executive Vice President
Victor L. Lund/(2)/          68           Director
Michael E. McMurray/(2)/     42           Director
Matthew G. Gallins/(2)/      42           Director
Paul G. Chrysson/(1)/        42           Director
Don C. Benton/(3)/           42           Director

_________________

(1)  Class I Director - term expires at Annual Stockholders' Meeting in 1998.
(2)  Class II Director - term expires at Annual Stockholders' Meeting in 1999.
(3)  Class III Director - term expires at Annual Stockholders' Meeting in 2000.

_________________

James R. Gilley has been Chairman of the Company since November 1989 and was President and Chief Excutive Officer from November 1989 until December 31, 1996.


Floyd B. Rhoades has been the President and Chief Executive Officer and a Director of the Company since December 31, 1996. He has been the Chairman, President and Chief Executive Officer of American Care since 1992. From 1985 to 1991, Mr. Rhoades served as President of Living Centers Inc, a private company which owns and manages nursing homes. In 1992, Mr. Rhoades was the recipient of the National Council of Aging's Distinguished Service Award. He was the founding President of North Carolina Assisted Living Association, and he is a Board Member of the Accreditation Commission for Home Care.

Gene S. Bertcher has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1989, and was a Director from November 1989 until September 1996. Mr. Bertcher is a certified public accountant.

Robert L. Griffis has been Senior Vice President of the Company since November 1992 and Secretary since June 1994 and was a Director from June 1994 until September 1996. For the nine years prior to becoming an officer of the Company, he was involved in the healthcare industry, as Senior Vice President of Retirement Corporation of America, Senior Vice President of National Heritage, Inc., President of Health Resources, Inc., President of the long term care division of Clinitex Corp., and from 1991 to 1992 as a consultant to the Company.

Paul W. Dendy was appointed the President of Wedgwood in April 1996 following its acquisition by the Company and Executive Vice President of the Company in May 1996, and was a member of the Board of Directors from May until September 1996. He was until such time the Vice President-Project Acquisition and Financing of Wedgwood, a position he held since he joined Wedgwood in April 1993. From 1989 to February 1993, he was Vice President-Finance of Leisure Care, Inc., a privately held company in the retirement housing and assisted living business.

Gary S. Smith was appointed Executive Vice President of the Company on
April 7, 1997. Mr. Smith was a co-founder of American Care and since its inception in 1992 has been Executive Vice President of Administration and Treasurer. From 1988 to 1992 he was President of Consultare, Inc., a consulting and construction company in Fort Smith, Arkansas.

Victor L. Lund was the founder of Wedgwood in 1977. Wedgwood became a wholly owned subsidiary of the Company effective March 31, 1996. For most of Wedgwood's existence, he was the Chairman of the Board, President and Chief Executive Officer, positions he held until Wedgwood was acquired by the Company. He presently continues to serve as Chairman of the Board of Wedgwood.

Michael E. McMurray has been a Director since May 1991. Since July 1987, Mr. McMurray has been Vice President of Investments for Prudential Securities. Prior to joining Prudential Securities, Mr. McMurray was a financial consultant for Shearson Lehman Hutton from 1983 until July 1987.

Matthew G. Gallins has been a Director since June 1994. Since 1990, Mr. Gallins has been a Director, President and Chief Operations Officer of Gallins Vending Company, Inc., a food services vending company. He has also been the owner and served as Vice President and Secretary of Exit Inc. (dba Tomatoz Grill), a restaurant, since 1993. He is a Foundation Board Director for Tanglewood Park in North Carolina, a Member of the Annual Campaign Fund for the United Way, and past Chairman of Special Events Solicitation Committee for the Forsyth County Mental Health Association. [He is a director of Southern Community Bank in Winston-Salem, North Carolina.]

Paul G. Chrysson has been a Director since May 1995. He is President of C.B. Development Co., Inc., a North Carolina real estate developer, a position he has held for over five years. Mr. Chrysson is a member of the board of directors of Triad Bank and has served on the boards of various charitable organizations. He has been a licensed real estate agent since 1974 and a licensed contractor since 1978. He serves on the board of directors of United Carolina Bank (NC).

Don C. Benton has been a Director since June 1994. Mr. Benton currently services as a consultant to various twelve step ministry programs. He was Director of Twelve Step Ministries, Lovers Lane United Methodist Church of Dallas from 1991 until 1997, and has been a Consultant for Spiritual Counseling and Education for the Addiction Recovery Center since 1993 and also served in that capacity for the Argyle Specialty Hospital. He has served as unit coordinator, admissions coordinator, and milieu therapist for various hospitals and facilities throughout Texas since 1988. He is a Licensed Chemical Dependency Counselor, and a Certified Alcohol and Drug Abuse Counselor.

ORGANIZATION OF THE BOARD OF DIRECTORS

     The Board of Directors has the following committees:

          COMMITTEE                         MEMBERS
          ---------                         -------

          Executive                  James R. Gilley - Chairman
                                     Victor L. Lund
                                     Paul G. Chrysson
                                     Michael E. McMurray
                                     Floyd B. Rhoades

          Audit                      Matthew G. Gallins - Chairman
                                     Don C. Benton
                                     Paul G. Chrysson
                                     Michael E. McMurray

          Compensation               Michael E. McMurray - Chairman
                                     Don C. Benton
                                     Paul G. Chrysson
                                     Matthew G. Gallins

          Conflicts of Interest      Paul G. Chrysson - Chairman
                                     Don C. Benton
                                     Paul G. Chrysson
                                     Matthew G. Gallins
                                     Michael E. McMurray


          The Executive Committee conducts the normal business operations of the Company and acts as Nominating Committee. The Audit Committee recommends an independent auditor for the Company, consults with such independent auditor and reviews the Company's financial statements. The Compensation Committee fixes the compensation of officers and key employees of the Company and administers the Company's stock option plans. The Conflicts of Interest Committee receives and investigates any reports of or perceived conflicts of interest in any activities undertaken by the Company.

COMPENSATION OF DIRECTORS

          The Company pays each director a fee of $2,500 per year, plus a meeting fee of $1,000 for each Board meeting attended.

EXECUTIVE COMPENSATION

          The following tables set forth the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total annual salary in 1996 exceeded $100,000, the number of options granted to any of such persons during 1996, and the value of the unexercised options held by any of such persons on December 31, 1996.

                          SUMMARY COMPENSATION TABLE


                                                LONG TERM
                                              COMPENSATION-
                                                NUMBER OF
                                                SHARES OF
NAME AND                          ANNUAL       COMMON STOCK          ALL
PRINCIPAL                      COMPENSATION-    UNDERLYING          OTHER
POSITION                 YEAR     SALARY         OPTIONS      COMPENSATION/(1)/
---------                ----  -------------  --------------  -----------------

James R. Gilley,         1996    $   460,000       200,000        $   8,500
  Chairman/(2)/          1995        460,000       200,000            7,500
                         1994        460,000             -            6,500

Gene S. Bertcher,        1996        180,000             -            7,500
  Executive Vice         1995        172,500             -            6,500
  President and  Chief   1994        150,000        20,000            6,500
  Financial Officer

W. Michael Gilley,       1996        150,000             -            7,500
  Executive Vice         1995        143,750             -            6,500
  President/(3)/         1994              -             -                -

Robert L. Griffis,       1996        120,000             -            7,500
  Senior Vice President  1995        115,000             -            6,500
                         1994        100,000             -            6,500


(1)  Constitutes directors' fees paid by the Company to the named individuals.
(2) James R. Gilley served as President and Chief Executive Officer until December 31 , 1996. Floyd B. Rhoades was named President and Chief Executive Officer on December 31, 1996 as part of the American Care Acquisition. Mr. Rhoades has a three year employment agreement with the Company under which he will receive an annual salary of $200,000.

(3)  W. Michael Gilley ceased to be an executive officer January 31, 1997.

                              OPTION GRANTS TABLE
                      (OPTION GRANTS IN LAST FISCAL YEAR)

                                                PERCENT OF
                   NUMBER OF SECURITIES       TOTAL OPTIONS        EXERCISE OR
                        UNDERLYING       GRANTED TO EMPLOYEES IN   BASE PRICE   EXPIRATION
     NAME            OPTIONS GRANTED           FISCAL YEAR          PER SHARE      DATE
-----------------  --------------------  ------------------------  -----------  ----------
James R. Gilley         200,000                   46.3%             $   10.75      5/24/01

                        200,000                   46.3%                13.275     12/31/06


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                         YEAR AND FY-END OPTION VALUES

                                                                                VALUE OF UNEXERCISED
                                                   NUMBER OF SECURITIES         IN-THE-MONEY AT 1996
                                                   UNDERLYING UNEXERCISED          OPTIONS AT 1996
                                                 OPTIONS AT 1996 FY-END-END            FY-END
                     SHARES ACQUIRED   VALUE     --------------------------   --------------------------
NAME                   ON EXERCISE    REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-------------------  ---------------  --------   --------------------------   --------------------------
James R. Gilley                    -         -       400,000  $           -   $ 2,695,000  $           -

Gene S. Bertcher                   -         -        20,000              -       150,000              -

W. Michael Gilley                  -         -             -              -             -              -

Floyd B. Rhoades                   -         -             -              -             -              -

Robert L. Griffis                  -         -             -              -             -              -


STOCK OPTION PLANS

          The Compensation Committee administers the Company's 1992 Stock Option Plan, as amended (the "1992 Plan"), and the Company's 1997 Stock Option Plan (the "1997 Plan"), each of which provides for grants of incentive and non-qualified stock options to the Company's executive officers, as well as its directors and other key employees. The 1997 Plan is also available to consultants of the Company. Under both Plans, options are granted to provide incentives to participants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Currently, the Plans have no pre-set formula or
criteria for determining the number of options that may be granted.   The
exercise price for an option granted under the Plans is determined by the Compensation Committee, in an amount not less than 100 percent of the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers. The Company currently has reserved 217,500 shares of Common Stock for issuance under the 1992 Plan, of which 77,500 shares are covered by outstanding options as of May 22, 1997, and currently has reserved 500,000 shares of Common Stock for issuance under the 1997 Plan, of which no shares are covered by outstanding options as of May 22, 1997.

EMPLOYMENT AGREEMENTS

          Effective upon the closing of the American Care Acquisition, the Company entered into an employment agreement with Floyd B. Rhoades to become the President and Chief Executive Officer of the Company. Mr. Rhoades' agreement is for a term of three years, with an annual salary of $200,000.

          Effective January 1, 1997, the Company entered into an employment agreement with James R. Gilley to serve as Chairman for a three year term that recommences each day. The agreement provides for base salary of $460,000 and 200,000 fully vested, non-qualified stock options each year in lieu of any cash bonus. The Agreement may be terminated early only upon resignation, mutual consent or for good cause.

          Also effective January 1, 1997, the Company entered into an employment agreement with Gene S. Bertcher to serve as Executive Vice President for a two year term that recommences each day. The agreement provides for base salary of $180,000 and discretionary bonus, and may be terminated early only upon resignation, mutual consent, or for good cause.

                             CERTAIN TRANSACTIONS

          The following paragraphs describe certain transactions between the Company and (i) any stockholder beneficially owning more than 5% of the outstanding Common Stock, (ii) the executive officers and directors of the Company and (iii) members of the immediate family or affiliates of any of the foregoing, which transactions occurred since the beginning of the 1995 fiscal year.

          On November 19, 1993 the Company sold 200,000 unregistered shares of its Common Stock, to The April Trust, a grantor trust for the benefit of James
R. Gilley, Chairman of the Board of the Company, and his wife, at a price equal to the closing price of the shares on the American Stock Exchange on that date ($11.25) per share for consideration consisting of a $2,250,000 promissory note (for which Mr. Gilley is a co-maker) for the full purchase price thereof, of which 20% of the principal amount of the note is a recourse obligation of Mr. Gilley and the grantor trust and the balance of the note is nonrecourse. Such note bears interest at the rate of 5.5% per annum, which accrues and is payable along with all principal upon maturity on November 18, 2003, and is secured by a pledge of the stock back to the Company to hold as collateral for payment of the note pending payment in full. On December 16, 1996, the Compensation Committee extended the due date of such note to November 18, 2008.

          Gene S. Bertcher and Robert L. Griffis, officers of the Company, are indebted to the Company for an aggregate of $92,500 and $75,000, respectively, for notes issued in payment for shares of Common Stock. Mr. Bertcher's notes are secured by a pledge of 13,000 shares of Common Stock. Mr. Griffis' note is secured by a pledge of his 30,000 shares. Such notes bear interest at a rate equal to any cash or stock dividends declared on the purchased stock, and are due in a single installment for each such note on or before December 31, 1999.

          In connection with the sale of four properties in Georgia previously owned by the Company, the Company retained first mortgages which were subordinate to a series of tax free bonds issued upon the defeasance of the bonds. The Series B Bonds were purchased for investment by Sylvia M. Gilley, wife of James R. Gilley. The Company had the opportunity to sell the mortgages but only if the Company would guarantee the B Bonds, which it did following Board of Director approval. Due to current litigation with the purchaser of the property, it is possible that the bond interest will not be paid. The Conflicts of Interest Committee approved the reimbursement of the legal fees of Sylvia M. Gilley in the litigation instituted to collect defaulted interest. The Company will be reimbursed for such fees from the proceeds of any recovery. See "Business - Legal Proceedings."

          Beginning in 1992, subsidiaries of the Company have provided construction services at an assisted living project in Norman, Oklahoma which is owned by a trust for Sylvia M. Gilley. As of December 31, 1994, the Company was owed $173,623, which included a fee of $80,000 for services rendered. This amount was paid in 1995. The Company provided construction services through the first half of 1995, at which time the project was completed.

          As part of the Wedgwood Acquisition and as an accommodation to the Sellers to assist them to help achieve a tax-free acquisition, James R. Gilley and members of his family agreed to contribute a retail property in North Carolina to the Company in exchange for 675,000 shares of the Company's Series D Preferred Stock. Mr. Gilley and his family had owned the retail property for over five years. The consideration received by James R. Gilley and members of his family, valued at $3,375,000, was based upon an independent appraisal of the North Carolina shopping center. The Series D Preferred Stock is unregistered, has no trading market unless converted to Common Stock, and is entitled to one vote per share on all matters to come before a meeting of stockholders. The Series D Preferred Stock bears a cumulative quarterly dividend of 9.5% per year, which approximates the cash flow Mr. Gilley and his family members were receiving from the retail property prior to its contribution to the Company.
The Series D Preferred Stock is convertible into unregistered shares of Common Stock at a ratio of one share of Common Stock for two shares of Series D Preferred Stock. See "History and Organization." Mr. Gilley and his family members and affiliates transferred all of the shares of Series D Preferred Stock to The April Trust effective April 1997.

          The Company agreed to register the shares of Common Stock into which the Series D Preferred Stock is convertible under limited circumstances, as follows: (i) the Company agreed to give the holders of such shares the right to demand registration of all or a portion of the Common Stock upon conversion provided holders of at least a majority of the shares join in such demand; and
(ii) the Company agreed to give the holders of Common Stock "piggy-back" registration rights to include all or a portion of the shares in any other registration statement filed by the Company under the Securities Act (other than on Form S-8 or Form S-4), subject to certain rights of the Company not to include all or a portion of such shares under certain circumstances. The Company agreed to pay all expenses of the demand or piggy-back registration, other than underwriting fees, discounts or commissions.

          The Company agreed to register the shares of Common Stock into which the Series E Preferred Stock was converted in connection with the Wedgwood Acquisition, a large percentage of which is held by Victor L. Lund, under limited circumstances, as follows: (i) commencing two years after the closing of the Wedgwood Acquisition, the Company agreed to give the holders of such shares the right to demand registration of all or a portion of the Common Stock provided at least a majority of the shares join in such demand; and (ii) the Company agreed to give the holders of the Common Stock "piggy-back" registration rights to include all or a portion of the shares in any other registration statement filed by the Company under the Securities Act (other than on Form S-8 or Form S-4), subject to certain rights of the Company not to include all or a portion of such shares under certain circumstances. The Company agreed to pay all expenses of the demand or piggy-back registration, other than underwriting fees, discounts or commissions.

          In connection with the Wedgwood Acquisition, the Company entered into a Construction Management Agreement with Victor L. Lund pursuant to which Mr. Lund agreed to serve, for three years following closing of the Wedgwood Acquisition, as a construction manager to oversee construction for the Company of up to 20 assisted living communities, including those that provide Alzheimer's care, during the term of the agreement. Mr. Lund will receive monthly fees based on the percentage of completion of each community with a total fee of $150,000 for each community successfully completed, less any distributions paid to Mr. Lund from any partnership or limited liability company in which Mr. Lund and the Company both own equity interests. Mr. Lund is responsible for paying the costs of any construction supervisors or similar on-site personnel employed by him to satisfy his oversight duties to the Company. Mr. Lund owns a 51% equity interest and the Company owns a 49% equity interest in two limited partnerships. The Company has an option to buy Mr. Lund's interests in these partnerships for $10,000.

          Also in connection with the Wedgwood Acquisition, the Company advanced $500,000 to Victor L. Lund to be used for operating Wedgwood and its predecessor entities through the closing date. Pursuant to the terms of such loan, the principal and interest were forgiven as of the closing of the Wedgwood Acquisition.

          Victor L. Lund and Mark W. Hall, a former officer of the Company, have made loans to Wedgwood of $880,158 during the past several years to partially fund construction and acquisition of communities, and for working capital. The unpaid balances of such loans at December 31, 1996 aggregated $352,915 to Mr. Lund and $289,852 to Mr. Hall. The notes bear interest at rates ranging from 9.25% to 10.50% and are due on demand. In addition, Mr. Lund has guaranteed repayment of approximately $43,200,000 of Wedgwood indebtedness and leases for Wedgwood's communities, and the Company has agreed to indemnify Mr. Lund against any liability under his guarantees.

          Until August 1996 Victor L. Lund subleased to the Company the regional offices located at 816 NE 87th Avenue, in Vancouver, Washington. The lease covered approximately 6,000 square feet of office space at a rental of $6,194 per month. In August 1996 Mr. Lund assigned the lease to the Company, and the lease expired April 30, 1997.

          In December 1995, the Company purchased land, plans and specifications for an assisted living community in Winston-Salem, North Carolina from Sylvia M. Gilley for an aggregate purchase price of $221,000, which was her cost in the land, plans and specifications. Mrs. Gilley had owned the land for over five years.

          In 1996, The April Trust purchased a Stock Purchase Warrant from an unaffiliated holder to purchase 108,000 shares of Common Stock at an exercise price of $12.98 per share. Such warrant contains anti-dilution clauses requiring a reduction in the exercise price to adjust for any issuances of Common Stock at a price less than the exercise price, which had occurred and would occur in connection with the merger with American Care. To eliminate any future conflicts and negotiations of changes in the exercise price, the warrant was amended to fix the exercise price at $10.00 and to extend the termination date until October 1, 2006.

          It is the policy of the Company that all transactions between the Company and any officer or director, or any of their affiliates, must be approved by the Conflict of Interest Committee, which is comprised of non-management members of the Board of Directors of the Company. All of the transactions described above were approved.


                            PRINCIPAL STOCKHOLDERS

          The following table sets forth as of March 31, 1997, certain information with respect to all stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock and Series D Preferred Stock (which are the only outstanding classes of voting securities of the Company, except for Series B Preferred Stock), as well as information with respect to the Company's Common Stock and Series D Preferred Stock owned beneficially by each director, by each executive officer whose compensation from the Company in 1996 exceeded $100,000, and by all directors and executive officers as a group. Unless otherwise indicated, each of such stockholders has sole voting and investment power with respect to the shares beneficially owned. The number of shares of Series B Preferred Stock outstanding and convertible into Common Stock is immaterial and no information has been provided below regarding Series B Preferred Stock ownership. All shares of Common Stock have been adjusted for the 1 for 5 reverse split effected in December 1995.


                               PREFERRED STOCK                                    COMMON STOCK
                             ---------------------      ---------------------------------------------------------------------
                                                                                                                      AFTER
                                                                                  NUMBER OFSHARES--                    THE
                             NUMBER        PERCENT       NUMBER      PERCENT       ASSUMING FULL         PERCENT     OFFERING-
  NAME AND ADDRESS             OF            OF            OF          OF      CONVERSION OF PREFERRED     OF         PERCENT
  BENEFICIAL OWNER           SHARES        SERIES        SHARES      SERIES       STOCK BY HOLDERS       SHARES      OF CLASS
  ----------------           ------        ------        ------      ------    -----------------------   ------      --------
                             Series D Preferred Stock/(1)/
                             -----------------------------

James R. Gilley            675,000/(2)/      100%      2,407,151/(3)/  34.1%         2,744,651           37.0%         25.2%
4265 Kellway Circle
Addison, TX  75244

Sylvia M. Gilley           675,000/(2)/      100%      2,407,151/(3)/  34.1%         2,744,651           37.0%         25.2%
6211 Georgian Court
Dallas, TX 75240

W. Michael Gilley                    -         -       256,700/(4)/     3.9%           256,700            3.7%          2.4%
3535 University Blvd.
Dallas, TX 75205

Victor L. Lund                       -         -     1,214,961         18.5%         1,214,961           17.6%         11.2%
816 N.E. 87th Ave.
Vancouver, WA  98664

Floyd B. Rhoades                     -         -       870,517         13.3%           870,517           12.6%          8.0%
4265 Kellway Circle
Addison, TX 75244


                               PREFERRED STOCK                                    COMMON STOCK
                             ---------------------      ---------------------------------------------------------------------
                                                                                                                      AFTER
                                                                                  NUMBER OFSHARES--                    THE
                             NUMBER        PERCENT       NUMBER      PERCENT       ASSUMING FULL         PERCENT     OFFERING-
  NAME AND ADDRESS             OF            OF            OF          OF      CONVERSION OF PREFERRED     OF         PERCENT
  BENEFICIAL OWNER           SHARES        SERIES        SHARES      SERIES       STOCK BY HOLDERS       SHARES      OF CLASS
  ----------------           ------        ------        ------      ------    -----------------------   ------      --------
Gene S. Bertcher                -              -       74,000/(5)/     1.1%             74,000              1.0%         *
4265 Kellway Circle
Addison, TX  75244

Robert L. Griffis               -              -       30,000/(6)/     0.5%             30,000              0.4%         *
4265 Kellway Circle
Addison, TX  75244

Michael E. McMurray             -              -               -         -                   -                -          -
5330 Merrick Rd.
Massapequa, NY  11758

Matthew G. Gallins              -              -       25,000/(7)/     0.4%             25,000              0.4%         *
715 Stadium Drive
Winston-Salem, NC  27101

Paul G. Chrysson                -              -               -         -                   -                -          -
1045 Burke Street
Winston-Salem, NC  27101

Don C. Benton                   -              -               -         -                   -                -          -
9200 Inwood Road
Dallas, TX  75220

All executive officers      675,000/(1)(2)/  100%      4,743,161      63.8%          5,055,861             69.6%      46.4%
and directors as a group
 (11 persons)

____________________

* Less than one percent.

(1) Represents Series D Preferred Stock which votes with Common Stock and Series B Preferred Stock as one class. Series D Preferred Stock is convertible into Common Stock at a rate of one share of Common Stock for two shares of Series D Preferred Stock.

(2) The shares are owned by a grantor trust for the benefit of Mr. and Mrs. Gilley. Sylvia M. Gilley is the spouse of James R. Gilley.

(3) Consists of 972,851 shares of Common Stock owned by JRG Investments Co., Inc., a corporation wholly owned by James R. Gilley ("JRG"); 390,300 shares of Common Stock owned by a grantor trust for the benefit of James R. and Sylvia M. Gilley; options to James R. Gilley to purchase 200,000 shares of Common Stock at $10.75 per share, exercisable through December 1, 2000; options to James R. Gilley to purchase 200,000 shares of Common Stock at $13.275 per share, exercisable through December 31, 2006; a warrant to purchase 108,000 shares at an exercise price of $12.98 per share, exercisable through October 1, 2006, owned by the grantor trust for the benefit of Mr. and Mrs. Gilley; and 536,000 shares of Common Stock owned of record by Mrs. Gilley. Other than shares owned by the grantor trust, Mrs. Gilley disclaims any beneficial ownership of the shares owned by Mr. Gilley and JRG. Mr. Gilley and JRG disclaim beneficial ownership of the shares owned by Mrs. Gilley. Mr. Gilley has pledged all of his shares in JRG to Institutional Capital Corporation (formerly known as MS Holding Corp.), a nonaffiliated entity, as collateral for repayment of a promissory note payable by JRG to Institutional Capital Corporation in the remaining principal amount of $3,203,184. The note requires payment of annual interest only until December 31, 1998, when the
     principal balance and all accrued interest is due and payable.   Of the
     shares of Common Stock owned by the grantor trust, 200,000 shares were acquired by the trust from the Company in November 1993 in consideration of a $2,250,000 partial recourse promissory note executed by the grantor trust and Mr. Gilley (as co-maker). This note bears interest at an annual rate of 5.5% until November 2003, when the entire principal balance and all accrued interest is due. The note is collateralized by the 200,000 shares purchased by the grantor trust, and the grantor trust and Mr. Gilley (as co-maker) have personal recourse only for the first 20% of the principal balance.

(4) W. Michael Gilley is the adult son of James R. Gilley and Sylvia M. Gilley. Consists of 117,000 shares of Common Stock owned of record, and 139,700 shares of Common Stock owned by seven trusts for which Mr. Gilley acts as co-trustee for the benefit of the children and grandchildren of James R. and Sylvia M. Gilley. Of the 117,000 shares of Common Stock, 46,000 shares were issued for promissory notes of $237,500, for which 30,000 shares are currently pledged as collateral.

(5) Consists of 54,000 shares of Common Stock issued for promissory notes of $92,500, for which 13,000 shares are currently pledged as collateral, and options to purchase 20,000 shares of Common Stock for $11.25 per share, all of which are vested.

(6) In November 1992, Mr. Griffis obtained a loan from the Company for $75,000 which was used to exercise options to purchase 30,000 shares of the Company's Common Stock. The loan is collateralized by the shares purchased by Mr. Griffis.

(7) Consists of 20,000 shares of Common Stock owned by a trust for which Mr. Gallins acts as co-trustee for the benefit of one of the grandchildren of James R. and Sylvia M. Gilley, 3,000 shares of Common Stock owned by Matthew G. Gallins LLC, and 2,000 shares of Common Stock owned by Mr.
     Gallins' minor children, for which he serves as custodian.   Mr. Gallins
     disclaims beneficial ownership of the 20,000 shares held in trust.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by Glast, Phillips & Murray, a Professional Corporation, Dallas, Texas. Attorneys with Glast, Phillips & Murray own options to purchase 10,000 shares of its Common Stock for an exercise price of $11.25 per share.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1996, and for each of the two years in the period ended December 31, 1996, included in this Prospectus have been so included in reliance upon the report of Grant Thornton LLP independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accounts ..........................  F-2

Consolidated Balance Sheets as of December 31, 1996
  and March 31, 1997 (unaudited) .........................................  F-3

Consolidated Statements of Operations for the years ended
  December 31, 1995 and 1996 and the three months ended
  March 31, 1996 and 1997 (unaudited) ....................................  F-5

Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1995 and 1996
  and the three months ended March 31, 1997 (unaudited) ..................  F-6

Consolidated Statements of Cash Flows for the years
  ended December 31, 1995 and 1996 and the three months
  ended March 31, 1996 and 1997 (unaudited) ..............................  F-7

Notes to Consolidated Financial Statements ...............................  F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
Greenbriar Corporation


We have audited the accompanying consolidated balance sheet of Greenbriar Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greenbriar Corporation and subsidiaries as of December 31, 1996, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ GRANT THORNTON LLP


GRANT THORNTON LLP

Dallas, Texas
April 25, 1997

                            GREENBRIAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                                December 31,     March 31,
              ASSETS                                                1996            1997
                                                                ------------    -----------
                                                                                (unaudited)
CURRENT ASSETS
 Cash and cash equivalents                                          $  2,784      $    552
 Accounts receivable - trade                                             561           664
 Real estate operations held for sale, at lower of cost
  or market                                                            5,379         5,361
 Other current assets                                                    665         1,144
                                                                    --------      --------

        TOTAL CURRENT ASSETS                                           9,389         7,721

DEFERRED INCOME TAX BENEFIT                                              868         1,306

INVESTMENT IN SECURITIES, AT COST                                      4,086         4,105

MORTGAGE NOTES RECEIVABLE                                              8,768         8,829

PROPERTY AND EQUIPMENT, AT COST
 Land and improvements                                                10,566        10,696
 Buildings and improvements                                           69,369        70,820
 Equipment and furnishings                                             4,317         4,690
  Construction in progress                                             3,836         3,087
                                                                    --------      --------
                                                                      88,088        89,293
  Less accumulated depreciation                                        2,635         3,293
                                                                    --------      --------
                                                                      85,453        86,000

DEPOSITS                                                               5,553         4,791

GOODWILL AND OTHER INTANGIBLES                                         1,199         1,114

OTHER ASSETS                                                           1,385         2,582
                                                                    --------      --------

                                                                    $116,701      $116,439
                                                                    ========      ========

                            GREENBRIAR CORPORATION

                            (Amounts in thousands)

                                                                                 December 31,     March 31,
 LIABILITIES AND STOCKHOLDERS' EQUITY                                               1996            1997
                                                                                -------------    -----------
                                                                                                 (unaudited)
CURRENT LIABILITIES
 Current maturities of long-term debt                                               $  1,588      $  1,797
 Notes payable - stockholder                                                             930           986
 Long-term debt collateralized by properties under
  contract of sale                                                                       901           899
 Accounts payable - trade                                                              3,810         2,479
 Accrued expenses                                                                      3,482         3,186
 Other current liabilities                                                             1,223         1,421
                                                                                    --------   -----------

        TOTAL CURRENT LIABILITIES                                                     11,934        10,768

LONG-TERM DEBT                                                                        54,717        56,140

FINANCING OBLIGATIONS                                                                 10,815        10,815

DEFERRED GAIN                                                                          3,083         3,083

STOCKHOLDERS' EQUITY
 Series B cumulative convertible preferred stock, $.10 par value;
  liquidation value of $310 and $1,330, respectively; authorized,
  100 shares; issued and outstanding, 3 shares and 1 share,
  respectively                                                                             1             1
 Series C cumulative convertible preferred stock, $.10 par value;
  liquidation value of $1,000 and $2,000 respectively; authorized,
  issued and outstanding, 10 shares                                                        1             -
 Series D cumulative convertible preferred stock, $.10 par value;
  liquidation value of $3,375; authorized, issued and outstanding, 675 shares             68            68
 Common stock, $.01 par value; authorized, 20,000 shares; issued and
  outstanding, 6,471 and 6,563 shares, respectively                                       65            66
 Additional paid-in capital                                                           51,232        51,389
 Accumulated deficit                                                                 (12,642)      (13,315
                                                                                    --------   -----------
                                                                                      38,725        38,209
 Less stock purchase notes receivable (including $2,438
  from related parties)                                                               (2,573)       (2,573
                                                                                    --------   -----------
                                                                                      36,152        35,636
                                                                                    --------   -----------

                                                                                    $116,701      $116,442
                                                                                    ========   ===========

       The accompanying notes are an integral part of these statements.

                             GREENBRIAR CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (Amounts in thousands, except share data)

                                                                Year ended                Three months
                                                               December 31,             ended March 31,
                                                         ------------------------    -----------------------
                                                           1996            1995         1997          1996
                                                         ---------       --------    --------        -------
                                                                                             (unaudited)
REVENUE
 Assisted living operations                                $29,673       $ 7,368       $ 8,878        $3,652
 Other                                                         112           596            27             -
                                                           -------       -------       -------        ------
                                                            29,785         7,964         8,905         3,652

OPERATING EXPENSES
 Assisted living operations                                 19,439         4,731         5,754         2,417
 Lease expense                                               3,712           406         1,118           576
 Facility depreciation and amortization                      2,001           483           758           160
 General and administrative                                  6,731         3,948         1,469         1,031
 Merger and transition expense                               2,836             -             -             -
                                                           -------       -------       -------        ------
                                                            34,719         9,568         9,099         4,184
                                                           -------       -------       -------        ------
        Operating loss                                      (4,934)       (1,604)         (194)         (532)

Other income (expense)
 Interest and dividend income                                  771         1,199           153           261
 Interest expense                                           (4,457)       (1,548)       (1,580)         (460)
 Gain (loss) on sales of assets                                (21)        6,950             -            32
 Other                                                         646           289           549           450
                                                           -------       -------       -------        ------
                                                            (3,061)        6,890          (878)          283
                                                           -------       -------       -------        ------

        EARNINGS (LOSS) FROM CONTINUING
          OPERATIONS BEFORE INCOME TAXES                    (7,995)        5,286        (1,072)         (249)

INCOME TAX EXPENSE (BENEFIT)                                (2,400)           94          (429)          (95)
                                                           -------       -------       -------        ------

        EARNINGS (LOSS) FROM CONTINUING OPERATIONS          (5,595)        5,192          (643)         (154)

DISCONTINUED OPERATIONS
 Earnings from operations, net of income taxes                 238            19            67           111
 Gain on disposal, net of income taxes                         520            61             -           520
                                                           -------       -------       -------        ------

        NET EARNINGS (LOSS)                                 (4,837)        5,272          (576)          477

Preferred stock dividend requirement                          (365)         (225)          (80)          (34)
                                                           -------       -------       -------        ------

Earnings (loss) allocable to common stockholders           $(5,202)      $ 5,047       $  (656)       $  443
                                                           =======       =======       =======        ======

Earnings (loss) per share
 Continuing operations                                      $(1.13)        $1.03         $(.10)        $(.03)
 Net earnings (loss)                                        $ (.99)        $1.04         $(.10)        $ .09

Weighted average number of common and
 equivalent shares outstanding                               5,259         4,839         6,564         4,744


       The accompanying notes are an integral part of these statements.

                            GREENBRIAR CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            (Amounts in thousands)

                                                                                                               Stock
                                           Preferred stock      Common stock     Additional                  purchase
                                          -----------------  ------------------    paid in    Accumulated      notes
                                           Shares   Amount    Shares    Amount     capital      deficit     receivable    Total
                                          --------  -------  ---------  -------  -----------  ------------  -----------  --------

Balances at January 1, 1995                 1,119    $ 111   $ 25,042    $ 250      $36,998      $(12,465)     $(2,495)  $22,399

 Issuance of shares                             -        -        116        1           77             -          (78)        -
 Conversion of preferred stock                 (1)       -         19        -            -             -            -         -
 Conversion of subordinated debt                -        -         67        1          199             -            -       200
 Purchase of common stock                       -        -     (1,226)     (12)      (1,998)            -            -    (2,010)
 Purchase of preferred stock               (1,085)    (108)         -        -         (976)            -            -    (1,084)
 Dividends on preferred stock                   1        -          -        -           73          (225)           -      (152)
 One-for-five reverse stock split               -        -    (19,266)    (192)         192             -            -         -
 Net earnings                                   -        -          -        -            -         5,272            -     5,272
                                           ------    -----   --------    -----      -------      --------   ----------   -------

Balances at December 31, 1995                  34        3      4,752       48       34,565        (7,418)      (2,573)   24,625

 Issuance of preferred stock                2,625      264          -        -       15,938             -            -    16,202
 Conversion of preferred stock             (1,970)    (197)     1,731       17          180             -            -         -
 Purchase of common stock                       -        -        (12)       -         (123)            -            -      (123)
 Dividends on preferred stock                   1        -          -        -           72          (387)           -      (315)
 Capital contribution                           -        -          -        -          600             -            -       600
 Net loss                                       -        -          -        -            -        (4,837)           -    (4,837)
                                           ------    -----   --------    -----      -------      --------   ----------   -------

Balances at December 31, 1996                 690       70      6,471       65       51,232       (12,642)      (2,573)   36,152

 Issuance of common stock
   under stock option plans                     -        -         18        -          141             -            -       141
 Conversion of preferred stock                (14)      (1)        74        1            -             -            -         -
 Dividends of preferred stock                   -        -          -        -           16           (97)           -       (81)
 Net loss                                       -        -          -        -            -          (576)           -      (576)
                                           ------    -----   --------    -----      -------      --------   ----------   -------

Balances at March 31, 1997 (unaudited)        676    $  69   $  6,563    $  66      $51,389      $(13,315)     $(2,573)  $35,636
                                           ======    =====   ========    =====      =======      ========   ==========   =======

       The accompanying notes are an integral part of these statements.

                             GREENBRIAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                            Year ended         Three months
                                                           December 31,       ended March 31,
                                                        -------------------  -----------------
                                                          1996       1995      1997     1996
                                                        ---------  --------  --------  -------
                                                                                (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings (loss)                                     $(4,837)  $ 5,272   $  (576)   $ 477
 Adjustments to reconcile net earnings (loss) to net
   cash used in operating activities
     Discontinued operations                                (758)      (80)        -     (580)
     Depreciation and amortization                         2,001       483       714      194
     (Gain) loss on sales of assets                           19    (7,043)        -      (32)

     Stock dividends on investment securities               (133)     (175)        -        -
     Capital contributions as payment for services           600         -         -        -
     Deferred income taxes                                (1,979)       35         -      378
     Changes in operating assets and liabilities,
       net of effect of acquisition
         Accounts receivable                                 255     1,434      (103)     161
         Other current and noncurrent assets                 905       154    (1,362)    (870)
         Accounts payable and other liabilities            2,893    (2,493)   (1,379)     (62)
                                                         -------   -------   -------    -----

          Net cash used in operating activities of
             continuing operations                        (1,034)   (2,413)   (2,706)    (334)

 Net cash provided by (used in) operating activities
   of discontinued operations                                (85)      387       (47)    (349)
                                                         -------   -------   -------    -----

          NET CASH USED IN OPERATING ACTIVITIES           (1,119)   (2,026)   (2,753)    (683)


                             GREENBRIAR CORPORATION

                             (Amounts in thousands)

                                                         Year ended          Three months
                                                        December 31,       ended March 31,
                                                    --------------------  ------------------
                                                      1996       1995       1997      1996
                                                    ---------  ---------  --------  --------
                                                                             (unaudited)

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of assets                      $      -   $ 21,885   $     -   $   256
 Collections of notes receivable                         123          -        29         -
 Additions to real estate                                  -        (54)        -         -
 Purchase of property and equipment                  (16,534)    (9,178)   (1,196)   (2,386)
 Additions to notes receivable                           (23)      (668)      (61)     (249)
 Investing activities of discontinued operations           -       (348)        -         -
 Net cash received in acquisition of business            739          -         -       739
 Other                                                     -        (70)        -         -
                                                    --------   --------   -------   -------

   NET CASH PROVIDED BY (USED IN)
    INVESTING ACTIVITIES                             (15,695)    11,567    (1,228)   (1,640)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from borrowings                             15,461     18,455     1,924       400
 Payments on debt                                     (1,426)   (23,910)     (235)       (2)
 Dividends on preferred stock                           (315)      (152)      (81)        -
 Purchase of common and preferred stock                 (123)    (3,094)        -      (121)
 Deposits on financing obligations                    (1,622)    (1,000)        -         -
 Deferred financing and acquisition costs                  -       (782)        -         -
 Exercise of stock options                                 -          -       141         -
                                                    --------   --------   -------   -------

  NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                               11,975    (10,483)    1,749       277
                                                    --------   --------   -------   -------

  NET DECREASE IN CASH
   AND CASH EQUIVALENTS                               (4,839)      (942)   (2,232)   (2,046)

Cash and cash equivalents at beginning of year         7,623      8,565     2,784     7,623
                                                    --------   --------   -------   -------

Cash and cash equivalents at end of year            $  2,784   $  7,623   $   552   $ 5,577
                                                    ========   ========   =======   =======

See Note D for supplemental disclosure of cash flows and noncash investing and financing transactions.

       The accompanying notes are an integral part of these statements.

                             GREENBRIAR CORPORATION

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES

 Nature of Operations
 --------------------

 Greenbriar Corporation's business consists of development and operation of assisted living facilities located throughout the United States, which provide housing, hospitality and personal and healthcare services to elderly individuals. At December 31, 1996, the Company had 31 facilities in operation, in 10 states with a total capacity for 2,509 residents. Prior to 1996, Greenbriar Corporation's business consisted of various segments not related to the assisted living business (see Note C).

 A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

 Principles of Consolidation
 ---------------------------

 The consolidated financial statements include the accounts of Greenbriar Corporation and its majority-owned subsidiaries (collectively, the Company). All significant intercompany transactions and accounts have been eliminated.

 Assisted Living Facility Revenue
 --------------------------------

 Assisted living facility revenue is reported at the estimated net realizable value based upon expected amounts to be recovered from residents, third party payors, and others for services rendered. Services provided by certain of the Company's facilities are reimbursed under a state assistance plan.

 Depreciation
 ------------

 Depreciation is provided for in amounts sufficient to relate the cost of property and equipment to operations over their estimated service lives, ranging from 3 to 40 years. Depreciation is computed by the straight-line method.

 Profit Recognition on Sales of Real Estate
 ------------------------------------------

 Gains on sales of real estate are recognized when the requirements of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," are met. Until the requirements for full profit recognition have been met, a transaction is accounted for using either the deposit, cost recovery, installment sale, or financing method, whichever is appropriate under the circumstances.

 Use of Estimates
 ----------------

 In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             GREENBRIAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - CONTINUED

 Cash Equivalents
 ----------------

 The Company considers all short-term deposits and money market investments with a maturity of less than three months to be cash equivalents.

 Impairment of Notes Receivable
 ------------------------------

 A note receivable is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the note agreement. The accrual of interest is discontinued on such notes, and no income is recognized until all past due amounts of principal and interest are recovered in full.

 Impairment of Long-Lived Assets
 -------------------------------

 The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, the Company estimates the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value.

 Stock Options
 -------------

 The Company measures stock-based compensation cost as the excess of the quoted market price of the Company's common stock over the amount the employee must pay for the stock. The Company's policy is to generally grant stock options at fair market value at the date of grant.

 Goodwill and Other Intangibles
 ------------------------------

 Goodwill is being amortized on the straight-line method over a period of fifteen years. Other intangibles include deferred financing costs, which are being amortized over the terms of the related borrowings under a method which approximates the interest method.

 New Accounting Pronouncement
 ----------------------------

 The FASB has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share. The adoption of this new standard is not expected to have a material impact on the disclosure of earnings per share in the financial statements.

                             GREENBRIAR CORPORATION

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - CONTINUED

 Interim Financial Statements
 ----------------------------

 In the opinion of management, the unaudited interim financial statements as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 included all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997 and the results of its operations and cash flows for the three-month periods ended March 31, 1996 and 1997. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.


NOTE B - ACQUISITIONS

 Wedgewood Retirement Inns, Inc. and Affiliates
 ----------------------------------------------

 In March 1996, the Company acquired substantially all of the assets and liabilities of a number of companies under common control and managed by Wedgwood Retirement Inns, Inc. (Wedgewood). The business of these companies consists of the operation of 16 assisted living, congregate and Alzheimer's facilities. To structure the Wedgwood acquisition as a tax-free exchange, the Company also acquired a shopping center in North Carolina from James R. Gilley and members of his family (the Gilley Group). Due to the fact that the Gilley Group is a majority stockholder of Greenbriar and owner of the shopping center, the property was recorded at the Gilley Group's historical cost basis of approximately $2,300,000. Consideration given was 675,000 shares of Series D preferred stock. Wedgwood's assets were valued at approximately $58,000,000 ($54,000,000 of property and equipment) and liabilities assumed were approximately $44,000,000. In exchange, Greenbriar issued 1,949,950 shares of Series E preferred stock, valued at approximately $14,000,000, to the Wedgwood shareholders. In 1996, the stockholders of the Company granted conversion rights to the series E preferred stock and it was converted into approximately 1,600,000 shares of the Company's common stock. The operations of Wedgwood have been reflected in the consolidated financial statements of the Company since April 1, 1996.

 The following table presents pro forma unaudited consolidated results of operations for the years ended December 31, 1996 and 1995, assuming that the acquisition had taken place on January 1, 1995. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition been made on January 1, 1995, or of future results of operations of the combines companies (in thousands):

                                                               Year ended
                                                              December 31,
                                                           -----------------
                                                            1996      1995
                                                           -------   -------
   Revenue                                                 $34,047   $22,904
   Earnings (loss) from continuing operations               (5,885)    4,662
   Net earnings (loss)                                      (5,127)    4,742
   Preferred stock dividend requirement                       (445)     (545)
   Earnings (loss) from continuing operations allocable
     to common stockholders                                 (6,330)    4,117
   Net earnings (loss) allocable to common stockholders     (5,572)    4,197
   Earnings (loss) per share
     Continuing operations                                   (1.20)      .61
     Net earnings (loss)                                     (1.06)      .62


                             GREENBRIAR CORPORATION

NOTE B - ACQUISITIONS - CONTINUED
---------------------------------

 American Care Communities, Inc.
 -------------------------------

 On December 31, 1996, the Company issued 1,300,000 shares of its common stock in exchange for all of the outstanding common stock of American Care Communities, Inc. (American Care). American Care, based in Cary, North Carolina currently owns or leases 15 assisted living facilities with approximately 1,350 units, located primarily in North Carolina. The merger has been accounted for as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include the operations of American Care for all periods prior to the merger.

 In connection with the merger, a shareholder of American Care settled certain of American Care's obligations in exchange for approximately 45,000 shares of the Company's common stock received in the merger. For accounting purposes, this transaction, valued at $600,000, has been reflected as a contribution of capital with a corresponding charge to operations. Additionally, the Company incurred expenses related to the merger of $983,000, expenses related to attempted capital market activities of $774,000 and accrued severance costs related to the closure of the administrative offices of American Care and Wedgewood of $1,079,000. These amounts have been included in the statement of operations as merger and transition expense.

 Separate results of operations for the periods prior to the merger with American Care are as follows (in thousands):

                                                        Year ended
                                                        December 31,
                                                     ----------------
                                                      1996      1995
                                                     -------   ------
   Revenue
     Greenbriar                                      $13,523   $  557
     American Care                                    16,262    7,407
                                                     -------   ------

     Combined                                        $29,785   $7,964
                                                     =======   ======

   Earnings (loss) from continuing operations
     Greenbriar                                      $(3,483)  $5,717
     American Care                                    (2,112)    (525)
                                                     -------   ------

     Combined                                        $(5,595)  $5,192
                                                     =======   ======

   Net earnings (loss)
     Greenbriar                                      $(2,725)  $5,797
     American Care                                    (2,112)    (525)
                                                     -------   ------

     Combined                                        $(4,837)  $5,272
                                                     =======   ======

                             GREENBRIAR CORPORATION

NOTE C - DISCONTINUED OPERATIONS

 In 1995, management decided to sell the mobility products segment. The segment was sold in February 1996 for 8% preferred stock, which is not marketable, and notes valued at approximately $4,300,000, based upon fair value as determined by the Board of Directors. A gain of approximately $788,000, less applicable income taxes, of $268,000 was recorded in 1996.

 In 1996, the Company entered into negotiations to sell its remaining real estate assets and anticipates completing the sales in 1997. Accordingly, the Company's real estate operations have been reflected as discontinued operations. Management expects that the proceeds from the sales will be at least equal to the $5,379,000 carrying value of the real estate assets.

 The operations of the mobility products segment and real estate segment have been presented in the accompanying financial statements as discontinued operations.

 Summarized operating results of these segments are as follows (in thousands):

                                                        1996    1995
                                                        -----  ------

   Revenues                                             $ 864  $2,815
                                                        =====  ======

   Earnings before income taxes                         $ 361  $   28

   Income tax expense                                     123       9
                                                        -----  ------

       Net earnings                                     $ 238  $   19
                                                        =====  ======


                             GREENBRIAR CORPORATION

NOTE D - CASH FLOW INFORMATION

 Supplemental information on cash flows and noncash investing and financing transactions is as follows (in thousands):

                                                           Year ended
                                                          December 31,
                                                        -----------------
                                                          1996      1995
                                                        ---------  ------
  Supplemental cash flow information
    Interest paid                                       $  4,460   $1,579
    Income taxes paid                                         95       46

  Supplemental data on noncash investing and
   financing activities
    Stock dividend paid on preferred shares                   72       73
    Sale of stock in exchange for notes receivable
     from employees and officers                               -       78

    Conversion of subordinated debt to common stock            -      200
    Goodwill associated with acquisition of assets             -      493

  Sale of subsidiary
    Securities and note received                        $ (4,300)
    Assets sold                                            3,780
    Liabilities transferred                                    -
    Gain on sale                                             520
                                                        --------

       Net cash effect of sale of subsidiary            $      -
                                                        ========

 Business acquired
  Fair value of assets acquired                         $ 59,890
  Cash received                                              739
  Stock issued                                           (16,202)
                                                        --------

      Liabilities assumed                               $ 44,427
                                                        ========

                             GREENBRIAR CORPORATION

NOTE E - DEBT

 Long-term debt is comprised of the following (in thousands):

                                                                       December 31,
                                                                           1996
                                                                       ------------
Notes payable to financial institutions maturing in 2015; fixed and variable interest rates ranging from 4.8% to 11.75%; collateralized
 by, property, fixtures, equipment and the assignment of rents            $13,319

Notes payable to individuals and companies maturing in 2022;
 variable and fixed interest rates ranging from 7% to 12%
 collateralized by real property, personal property, fixtures,
 equipment and the assignment of rents                                     12,391

Note payable to the Redevelopment Agency of the City of
 Corona, California, payable into a sinking fund semi-annually in increasing amounts from $65 to $420 through May 1, 2015; variable interest rate of 5.6% at December 31, 1996; collateralized by
 personal property, land, fixtures and rents                                7,660

Notes payable to related parties maturing in 2001; interest
 rates ranging from 9.25% to 12%.                                           1,196

Notes payable to a bank maturing in 2007; interest at prime
 (8.25% to December 31, 1996) plus 2.0%; collateralized by property
 and equipment                                                              1,658

Notes payable to financial institution maturing in 1997
 through 2000; bearing interest at prime plus .50% to 1.25%;
 collateralized by property and equipment                                   8,043

Mortgage note payable to a financial institution maturing in
 2007; bearing interest at 11.35%; collateralized by property and
 equipment                                                                 11,500

Other                                                                         538
                                                                          -------
                                                                           56,305
 Less:  current maturities                                                  1,588
                                                                          -------
                                                                          $54,717
                                                                          =======

                             GREENBRIAR CORPORATION

NOTE E - DEBT - CONTINUED

  Aggregate annual principal maturities of long-term debt at December 31, 1996 are as follows (in thousands):

         1997                                                $ 1,588
         1998                                                  7,568
         1999                                                  2,750
         2000                                                  4,529
         2001                                                  4,990
         Thereafter                                           34,880
                                                             -------
                                                             $56,305
                                                             =======

 Certain of the loan agreements contain various restrictive covenants, which require, among others things, the maintenance of certain financial ratios, as defined.


NOTE F - FINANCING OBLIGATIONS

 The Company operates two properties that are financed through sale-leaseback obligations. At the end of the tenth year of fifteen-year leases, the Company has options to repurchase the facilities for the greater of the sales prices or their fair market values. Accordingly, these transactions have been recorded as financings, and the Company has recorded the proceeds from the sales as financing obligations, classified the lease payments as interest expense and continued to carry the facilities and record depreciation. Payments under the lease agreements are $1,167 for each of the years 1997 through 2001.

 At December 31, 1996, the Company had a financing arrangement with a real
 estate investment trust (the REIT).   Under this arrangement, the REIT would
 provide up to $60,000,000 over the next three years to be used to construct assisted living facilities, which, upon completion, would be sold to the REIT and leased back by the Company. The leases would have terms ranging from 11 to 14 years, with two five-year renewal options and rates based upon the yield of United States Treasury notes plus 3.75%. At December 31, 1996, the only amount amounts outstanding under this arrangement was $5,300,000 commitment for construction.


NOTE G - OPERATING LEASES

 The Company leases certain retirement centers under operating leases which expire through the year 2011 and has various equipment operating leases. The leases provide that the Company pay for property taxes, insurance, and maintenance.

                             GREENBRIAR CORPORATION

NOTE G - OPERATING LEASES - CONTINUED

 Future minimum payments following December 31, 1996 are as follows (in thousands):

           1997                                        $ 5,327
           1998                                          5,458
           1999                                          5,189
           2000                                          4,461
           2001                                          3,651
           Thereafter                                   27,959
                                                       -------
                                                       $52,045
                                                       =======

 Lease expense in 1996 and 1995 was $5,153,000 and $2,082,000, respectively. Certain leases contain rent escalation clauses which are based upon future events or changes in indices.


NOTE H - INCOME TAXES

 At December 31, 1996, the Company had net operating loss carryforwards of approximately $16,000,000 which expire between 1999 and 2011. However, approximately $5,100,000 of these net operating loss carryforwards have limitations that restrict utilization to approximately $600,000 for any one year. Also, carryforwards of $1,800,000, which expire between 2006 and 2008, may only be used to offset future taxable income of the subsidiaries in which the losses were generated.

 The following is a summary of the components of income tax expense (benefit) from continuing operations (in thousands):

                                                     Year ended
                                                     December 31,
                                              ----------------------
                                                1996            1995
                                               -------          -----

        Current                                $    23          $ 151
        Deferred                                (2,423)           (57)
                                               -------          -----

                                               $(2,400)         $  94
                                               =======          =====

                             GREENBRIAR CORPORATION

NOTE H - INCOME TAXES - CONTINUED

 Deferred tax assets, liabilities and associated valuation allowances were comprised of the following (in thousands):

                                               December 31,
                                                   1996
                                               ------------
 Deferred tax assets:
   Net operating loss carryforwards               $ 5,422
   Real estate                                         40
   Charitable contribution carryforwards              207
   Tax credits                                        436
   Accrued expenses                                   407
   Financing obligations                            1,802
   Other                                              609
                                                  -------
     Total deferred tax assets                      8,923

 Valuation allowance                                 (418)

 Deferred tax liabilities:
   Investment in securities                          (104)
   Property and equipment                          (7,476)
   Other                                              (57)
                                                  -------
     Total deferred tax liabilities                (7,637)
                                                  -------

     Net deferred tax asset                       $   868
                                                  =======

 Management expects the net deferred tax asset will be recovered within two to three years from the Company's earnings from operations or gains on sales of assets.

 Following is a reconciliation of income tax expense from continuing operations with the amount of tax computed at the statutory rate (in thousands):

                                                              Year ended
                                                             December 31,
                                                          ------------------
                                                            1996      1995
                                                          --------  --------

   Tax expense (benefit) at the statutory rate            $(2,718)  $ 1,797
   Amortization of intangibles                                  -        30
   Change in deferred tax asset valuation allowance,
     exclusive of reductions for business sold in 1994
     and business purchased in 1996                           418    (1,716)
   Correction of prior period estimates                         -         -
   Other                                                     (100)      (17)
                                                          -------   -------

   Tax expense                                            $(2,400)  $    94
                                                          =======   =======

 Reductions in the deferred tax valuation allowance result from assessments made by the Company each year of its expected future taxable income available to absorb its carryforwards.

                               GREENBRIAR CORPORATION

NOTE I - STOCKHOLDERS' EQUITY

 Stock Split
 -----------

 On November 17, 1995, the Board of Directors authorized a one-for-five reverse stock split effective December 1, 1995. All share and per share data have been retroactively restated to give effect to the reverse stock split.

 Preferred Stock
 ---------------

 The Series B preferred stock has a liquidation value of $100 per share and is convertible into common stock over a ten-year period at prices escalating from $25.00 per share in 1993 to $55.55 per share by 2001. Cumulative dividends at a rate of 6% are payable in cash or preferred shares at the option of the Company.

 The Series C preferred stock has a liquidation value of $100 per share and is convertible into common stock at a price of $15.00 per share. Cumulative dividends are payable in cash in the amount of $320,000 per year.

 The Series D preferred stock has a liquidation value of $5 per share and is convertible into common stock at $10.00 per share. Cumulative dividends are payable in cash at a rate of 9.5%

 Stock Options
 -------------

 In 1993, the Company established a long-term incentive plan (the Plan) for the benefit of certain key employees. Under the Plan, up to 217,500 shares of the Company's common stock are reserved for issuance. Options granted to employees under the Plan become exercisable over a period as determined by the Company and may be exercised up to a maximum of 10 years from date of grant.

 In 1996, the Company granted to the Chairman of the Board options, not covered by the Plan, for a total of 400,000 shares of common stock which are exercisable immediately and expire in 2006 through 2008.

 Effective in 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". As permitted under SFAS 123, the Company will continue to measure stock-based compensation cost as the excess of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock.

 SFAS 123 requires disclosure of pro forma net earnings (loss) and pro forma net income (loss) per share as if the fair value based method had been applied in measuring compensation cost for stock-based awards granted in 1996 and 1995. Management believes that 1996 and 1995 pro forma amounts are not representative of the effects of stock-based awards on future pro forma net income (loss) and pro forma net income (loss) per share because those pro forma amounts exclude the pro forma compensation expense related to unvested stock options granted before 1995.

                             GREENBRIAR CORPORATION

NOTE I - STOCKHOLDERS' EQUITY - CONTINUED

 Reported and pro forma net income (loss) and net income (loss) per share amounts are set forth below (in thousands, except per share data):

                                                              1996      1995
                                                            --------   ------

     Net earnings (loss) allocable to common stockholders
      (amounts in thousands)
       As reported                                          $(4,837)   $5,272
       Pro forma                                            $(8,153)   $5,173

     Net earnings (loss) per share
       As reported                                          $  (.99)   $ 1.03
       Pro forma                                            $ (1.55)   $ 1.02

 The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 35 percent for 1996 and 66 percent for 1995; risk-free interest rates of 7.0 percent for 1996 and 6.5 percent for 1995; no dividend yield; and expected lives of 10 years.

 Additional information with respect to options outstanding at December 31, 1996, and changes for the three years then ended was as follows:

                                                                1996
                                                        ---------------------
                                                                     Weighted
                                                                     average
                                                                     exercise
                                                         Shares        price
                                                        -------      --------

   Outstanding at beginning of year                     155,500        $12.83
     Granted                                            432,000         11.98
                                                        -------        ------

   Outstanding at end of year                           587,500        $12.20
                                                        =======        ======

   Options exercisable at December 31, 1996             577,500        $12.21
                                                        =======        ======

   Weighted average fair value per share of options
    granted during 1996                                                $ 7.72
                                                                       ======

                             GREENBRIAR CORPORATION

NOTE I - STOCKHOLDERS' EQUITY - CONTINUED

                                                                1995
                                                        ---------------------
                                                                     Weighted
                                                                     average
                                                                     exercise
                                                         Shares        price
                                                        -------      --------
 Outstanding at beginning of year                       155,500        $13.63
  Granted                                                10,000         12.50
  Expired                                               (10,000)        25.00
                                                        -------        ------

 Outstanding at end of year                             155,500        $12.83
                                                        =======        ======

 Options exercisable at December 31, 1995               141,500        $12.96
                                                        =======        ======


Information about stock options outstanding at December 31, 1996 is summarized as follows:

                                    Options outstanding
                              ------------------------------
                                            Weighted average
                                Number          remaining     Weighted average
 Range of exercise prices     outstanding   contractual life   exercise price
 ------------------------     -----------   ----------------  ----------------
 $11.25 to $15.75               587,500           8.3              $12.20

                                                       Options exercisable
                                              ---------------------------------
                                                Number         Weighted average
 Range of exercise prices                     exercisable       exercise price
 ------------------------                     -----------      ----------------
 $11.25 to $15.75                               577,500             $12.21



NOTE J - EARNINGS PER SHARE

 Earning (loss) per share are determined by dividing net earnings or net loss, after deduction of preferred stock dividends, by the weighted average number of common and dilutive equivalent shares outstanding during the period. Dilutive stock options are included in weighted average shares outstanding. Fully diluted earnings per share, giving effect to assumed conversion of convertible preferred stock and notes, are not presented because the effect of these securities is insignificant in 1995 and anti-dilutive in 1996.

                             GREENBRIAR CORPORATION

NOTE K - SALES OF ASSETS

 Gains on the sale of assets in 1995 (sales in 1996 were not material) result from the following transactions (in thousands):

                1995
                ----
                                                                 Gain
                                                                ------
     Sale of Fountainview retirement center for cash
      of approximately $18,000                                  $5,149
     Sale of economic interest in legal claim
      for cash of $1,085                                           654
     Sale of rights to the interest on escrow funds
      for cash of $1,140                                         1,140
     Other                                                           7
                                                                ------
                                                                $6,950
                                                                ======

 The sale of the economic interest in a legal claim resulted from a claim the Company held against Wespac Investors Trust III ("Wespac") based upon an award of legal fees following a protracted lawsuit. Wespac subsequently filed for protection under Chapter 11 of the Bankruptcy Code. The Company then sold its claim for $1,085,000. The buyer required the acquisition of the interest of an unrelated 49% Wespac shareholder as a condition precedent to the purchase of the claim. To facilitate the transaction, the Company acquired the 49% equity interest from the shareholder and immediately conveyed the interest to such buyer. The Company recorded a gain on the sale of its claim of $654,000, the excess of the proceeds of $1,085,000 over the Company's cost of the claim of $431,000.

 At December 31, 1996, the balance sheet reflects a deferred gain of $3,083,000. This gain resulted from the sale in 1991 of four nursing homes in exchange for notes receivable of $15,400,000. The original gain of $7,259,000 was deferred and is being accounted for by the installment method. Sales in previous years by the Company of some of the notes resulted in a reduction of the deferred gain to $3,083,000.


NOTE L - RELATED PARTY TRANSACTIONS

 1995
 ----

 The Company purchased land from Sylvia Gilley for $221,000.

 1996
 ----

 See Note B with respect to related party transactions for 1996.

                             GREENBRIAR CORPORATION

NOTE M - CONTINGENCIES

 Southern Care Corp. Litigation
 ------------------------------

 The Company and a subsidiary, CareAmerica, Inc. (CareAmerica) are defendants in lawsuits brought by a corporation that purchased nursing homes from the Company in 1991. The plaintiff alleges mismanagement of the homes during the period that CareAmerica provided management services and, seeks damages in excess of $1,500,000, cancellation of $6,700,000 of mortgage notes payable to the Company and secured by the nursing homes, and recovery of interest payments made on the mortgage notes. The Company has filed a counterclaim for breach of the management contract and to confirm the indebtedness. The plaintiff terminated the contract and claimed that the mortgage notes had previously been discharged. The Company believes that the plaintiff's actions, including payments against the indebtedness, are inconsistent with the plaintiff's claims that the notes have been discharged. The Company intends to vigorously contest those lawsuits and pursue its counterclaims.

 In October 1996, the trial court granted plaintiff's motion for summary judgment on the issue of whether the indebtedness was discharged. A notice of appeal has been filed by the Company on that ruling and an appeal will be filed. The Company does not believe that the court's ruling is correct, and believes that it will prevail on its appeal, although there can be no assurance.

 IRS Audit
 ---------

 The Company's 1993 federal income tax return has been audited by the Internal Revenue Service (IRS). The IRS has assessed an additional tax liability of $321,000. Management of the Company believes that they are not liable for additional taxes and plan to contest the IRS assessment.

 Other Litigation
 ----------------

 The Company is also defendant in several other lawsuits arising in the ordinary course of business. Management of the Company is of the opinion that these lawsuits will not have a material effect on the consolidated results of operations or financial position of the Company.


NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values at December 31, 1996:

 Cash and cash equivalents - The carrying amount approximates fair value because of the short maturity of these instruments.

 Investment in securities - The investment in securities consists of convertible preferred stock of private companies. Fair value, based on estimated future discounted cash flows, approximates carrying value.

                             GREENBRIAR CORPORATION

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

 Mortgage notes receivable - The mortgage notes receivable consist primarily of $6,700,000 of notes with a stated interest rate of 14% due in 2021 from
 Southern Care Corp., the plaintiff in the lawsuit discussed in Note M.   The
 obligor has brought suit to cancel the notes, and as a result, future cash flows are not predictable. Management believes the value of the underlying collateral is adequate to recover the carrying value of the note.

 Long-term debt - The fair value of the Company's long-term debt is estimated
 based on market rates for the same or similar issues.   The carrying amount of
 long-term debt approximates its fair value.

 Accounts receivable and payable - The carrying amount approximates fair value because of their short maturity.

 The estimated fair value of the Company's financial instruments are as follows (in thousands):

                                                     December 31, 1996
                                                    --------------------
                                                    Carrying     Fair
                                                     amount      value
                                                    ---------  ---------
   Financial assets
     Cash and cash equivalents                      $  2,784   $  2,784
     Accounts receivable - trade                         561        561
     Investment in securities                          4,086      4,086
     Mortgages receivable                              8,768      8,768

   Financial liabilities
     Accounts payable - trade                         (1,588)    (1,588)
     Notes payable - stockholder                        (930)      (930)
     Long-term debt collateralized by properties
      under contract of sale                            (901)      (901
     Long-term debt                                  (56,305)   (56,305)


                             GREENBRIAR CORPORATION

NOTE O - NOTES RECEIVABLE

Stock Purchase Notes
--------------------
                                                                   December 31,
                                                                      1996
                                                                  --------------
                                                                  (In thousands)
Related party
 Note from James R. Gilley, chief executive officer, principal
  and interest at 5-1/2%, due November 2003                           $2,250

 Note from W. Michael Gilley, executive vice-president/director,
  noninterest-bearing and due in December 1999 (Note L)                  188

Other                                                                    135
                                                                      ------
                                                                      $2,573
                                                                      ======

 All stock purchase notes are collateralized by common stock of the Company and are presented in the balance sheet as a deduction from stockholders' equity.

 Mortgage Notes
 --------------

                                                                   December 31,
                                                                       1996
                                                                  --------------
                                                                  (In thousands)
Notes receivable from a corporation, collateralized by a third lien on real property, interest at 14% due annually, principal
 due in 2021                                                           $6,700

Note receivable from a corporation, collateralized by its common stock, interest at prime plus 1% (effective rate of 9.25% at
 December 31, 1996) due quarterly, principal due in annual
 installments equal to the lesser of 25% of its net earnings or
 $400,000 through maturity in 2000.                                     2,000

Other                                                                      68
                                                                       ------
                                                                       $8,768
                                                                        =====

 In connection with certain litigation in which the Company is defendant (see Note M), the maker of the $6,700,000 note stopped making the interest payments required under the note. As a result, the Company ceased recording the accrual of interest income. Had the Company been accruing interest on this note, the amount recognized would have been approximately $900,000 in 1996 and 1995. No interest income was recognized on this note in 1996 or 1995.

 Based on the value of the underlying collateral at December 31, 1996, no impairment reserve is required for this note.

                             GREENBRIAR CORPORATION

NOTE P - FOURTH QUARTER ADJUSTMENTS

 During the fourth quarter of 1996, the Company wrote off certain offering costs of approximately $670,000 and notes receivable of approximately $400,000. Additionally, the Company made other adjustments reducing earnings by approximately, $200,000.

 During the fourth quarter of 1995, the Company made an adjustment to reduce the deferred tax valuation allowance by $1,895,000.

 The adjustments to the deferred tax valuation allowance resulted from assessments made by the Company of its expected future taxable income available to absorb its net operating loss carryfowards.

   TABLE OF CONTENTS
                                      UNTIL ______________ __, 1997, ALL DEALERS
                              Page    EFFECTING TRANSACTIONS IN COMMON STOCK,
                              ----    WHETHER OR NOT PARTICIPATING IN THIS
                                      DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
Prospectus Summary               3    PROSPECTUS. THIS IS IN ADDITION TO THE
                                      OBLIGATION OF DEALERS TO DELIVER A
Risk Factors                     5    PROSPECTUS WHEN ACTING AS UNDERWRITERS.

The Acquisition Program         12

Selling Stockholders            13

Disclosure Regarding Forward
  Looking Statements            14

Price Range of Common Stock
  and Dividend Policy           14

Description of Capital Stock    15       [LOGO OF GREENBRIAR CORPORATION
                                                  APPEARS HERE]
Certain Rights of Holders of
  Common Stock                  17

Management's Discussion and
 Analysis or Plan of
 Operation                      21

Business                        25             __________________

History and Organization        38                 PROSPECTUS
                                               __________________
Management                      40

Certain Transactions            45                      _________ __, 1997

Principal Stockholders          47

Legal Matters                   49

Experts                         49

Index to Financial Statements  F-1
                                      NO PERSON IS AUTHORIZED TO GIVE ANY
                                      INFORMATION OR TO MAKE ANY
                                      REPRESENTATIONS, OTHER THAN THOSE
                                      CONTAINED IN THIS PROSPECTUS AND, IF GIVEN
                                      OR MADE, SUCH INFORMATION OR
                                      REPRESENTATIONS MUST NOT BE RELIED UPON.
                                      THIS PROSPECTUS DOES NOT CONSTITUTE AN
                                      OFFER TO EXCHANGE OR SELL, OR A
                                      SOLICITATION OF ANY OFFER TO BUY ANY
                                      SECURITIES OTHER THAN THE COMMON STOCK TO
                                      WHICH IT RELATES OR AN OFFER TO OR
                                      SOLICITATION OF ANY PERSON IN ANY
                                      JURISDICTION IN WHICH SUCH AN OFFER OR
                                      SOLICITATION WOULD BE UNLAWFUL. THE
                                      DELIVERY OF THIS PROSPECTUS AT ANY TIME
                                      DOES NOT IMPLY THAT THE INFORMATION HEREIN
                                      IS CORRECT AS OF ANY TIME SUBSEQUENT TO
                                      ITS DATE.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes ("NRS") provides broad authority for indemnification of directors and officers. The Articles of Incorporation and Bylaws of Greenbriar Corporation (the "Registrant") provide for indemnification of its officers and directors to the fullest extent permitted by the NRS.

     As permitted by Section 78.038 of the NRS, the Registrant's Articles of Incorporation provide that a director shall not be liable for monetary damages for breach of his fiduciary duty as a director except in certain limited circumstances.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

Exhibit
Number         Description of Exhibits
------         -----------------------

3.1 Articles of Incorporation of Medical Resource Companies of America (former name of Registrant) (filed as Exhibit 3.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

3.1.1     Restated Articles of Incorporation of Greenbriar Corporation (filed as
          Exhibit 3.1.1 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and incorporated herein by this reference).

3.2 Bylaws of Registrant (filed as Exhibit 3.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

3.2.1 Amendment to Section 3.1 of the Bylaws of Registrant adopted upon approval of the Merger (filed as Exhibit 3.2.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

3.3       Certificate of Decrease in Authorized and Issued Shares (filed as
          Exhibit 3.3 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and incorporated herein by this reference).

4.1 Certificate of Designations, Preferences and Rights of Preferred Stock dated October 7, 1992 relating to Registrant's Series A Preferred Stock (filed as Exhibit 4.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

4.1.2 Certificate of Designations, Preferences and Rights of Preferred Stock dated May 7, 1993, relating to Registrant's Series B Preferred Stock (filed as Exhibit 4.1.2 to Registrant's Form S-3 Registration Statement, Registration No. 33-64840, and incorporated herein by this reference).

4.1.3 Certificate of Designations, Preferences and Rights of Preferred Stock dated August 18, 1993, relating to Registrants' Series C Preferred Stock (filed as Exhibit 4.1.3 to Registrant's Form 10-KSB for the year ended December 31, 1993).

4.1.3.1 Amendment to Certificate of Designations, Preferences and Rights of Preferred Stock dated August 18, 1993, relating to Registrants' Series C Preferred Stock (filed as Exhibit 4.1.3.1 to Registrant's

          Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and incorporated herein by this reference).

4.1.4 Certificate of Designations, Preferences and Rights of Preferred Stock dated March 15, 1996, relating to Registrants' Series D Preferred Stock (filed as Exhibit 4.1.4 to Registrant's Annual Report on
          Form 10-KSB for the fiscal year ended December 31, 1995, and incorporated herein by this reference).

4.1.5 Certificate of Designations, Preferences and Rights of Preferred Stock dated March 15, 1996, relating to Registrants' Series E Preferred Stock (filed as Exhibit 4.1.5 to Registrant's Annual Report on
          Form 10-KSB for the fiscal year ended December 31, 1995, and incorporated herein by this reference).

4.3.2 Registration Rights Agreement dated April 27, 1990 between Registrant's predecessor and International Health Products, Inc. (assumed by Registrant), which has been assigned to JRG Investments, Inc., relating to 4,150,000 shares (830,000 post December 1995 shares) of Registrant's Common Stock, the benefits of which were further assigned to Professional Investors Insurance, Inc. as to 600,000 shares (120,000 post December 1995 shares) in November 1992 (filed on June 5, 1990, as an Exhibit to the Registrant's predecessor's Current Report on Form 8-K and incorporated herein by reference).

4.3.3 Form of Assignment of Registration Rights Agreement dated September 30, 1992 between JRG Investments, Inc. and Professional Investors Insurance, Inc. relating to 600,000 shares (120,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 4.3.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

4.4 Form of Registration Rights Agreement dated December 1, 1991 between Registrant and W. Michael Gilley (filed as Exhibit 4.4 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

4.5.1 Stock Purchase Agreement dated May 7, 1993 for the purchase of Complete Corporation and Remuda Acquisition Corporation (filed as
          Exhibit 4.5.1 to Registrant's Form 10-KSB for the year ended December 31, 1993).

4.5.2 Registration Rights Agreement dated May 7, 1993 granted to the shareholders of Complete Corporation and Remuda Acquisition Corp. (filed as Exhibit 4.5.2 to Registrant's Form 10-KSB for the year ended December 31, 1993).

4.5.3 Agreement and Plan of Merger dated June 30, 1994 with New Life Treatment Centers, Inc. relating to the disposition of Remuda Ranch Center for Anorexia and Bulimia, Inc. (filed as Exhibit 4.5.3 to Registrant's Form 10-KSB for the year ended December 31, 1994).

4.5.4 Amended and Restated Certificate of Incorporation of New Life Treatment Centers, Inc. (filed as Exhibit 4.5.4 to Registrant's Form 10-KSB for the year ended December 31, 1994).

4.5.5 Registration Right Agreement dated July 29, 1994 re. New Life Treatment Centers, Inc. (filed as Exhibit 4.5.5 to Registrant's Form 10-KSB for the year ended December 31, 1994).

4.5.6 Restricted Stock Agreement dated July 29, 1994 re. New Life Treatment Centers, Inc. (filed as Exhibit 4.5.6 to Registrant's Form 10-KSB for the year ended December 31, 1994).

4.6.1 Stock Purchase Agreement dated August 16, 1993 for the issuance of Series C Preferred Stock (filed as Exhibit 4.6.1 to Registrant's Form 10-KSB for the year ended December 31, 1993).

4.6.2 Stock Purchase Agreement dated August 16, 1993 between Clay Capital Corporation and Altman Nursing, Inc. (filed as Exhibit 4.6.2 to Registrant's Form 10-KSB for the year ended December 31, 1993).

4.7.1 Stock Purchase Agreement dated January 30, 1996 between Joseph L. Durant, Innovative Health Services, Inc. and Medical Resource Companies of America (filed as Exhibit 4.7.1 to Registrant's Form 8-K, dated February 20, 1996, and incorporated herein by this reference).

4.8.1 Stock Purchase Agreement dated March 15, 1996 between Wedgwood Retirement Inns, Inc., Victor L. Lund, Paul Dendy, Mark Hall, Frank R. Reeves, Doris Thornsbury, Teresa Waldroff and Medical Resource Companies of America (filed with Registrant's 8-K, dated March 15, 1996, and incorporated herein by this reference).

4.8.2 Amendment to Stock Purchase Agreement (dated March 15, 1996) dated March 15, 1996 between Wedgwood Retirement Inns, Inc., Victor L. Lund, Paul Dendy, Mark Hall, Frank R. Reeves, Doris Thornsbury, Teresa Waldroff and Medical Resource Companies of America (filed with Registrant's 8-K, dated March 15, 1996, and incorporated herein by this reference).

4.9.1 Agreement and Plan of Merger dated November 21, 1996, among Registrant and American Care Communities, Inc., Floyd B. Rhoades and Gary L. Smith (filed with Registrant's Form 8-K dated December 31, 1966 and incorporated herein by reference).

*4.9.2    First Amendment to Agreement and Plan of Merger dated December 30,
          1996.

*4.9.3 Registration Rights Agreement dated December 30, 1996 between Registrant and Floyd B. Rhoades.

*4.9.4    Employment Agreement dated December 30, 1996 with Floyd B. Rhoades.

*5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.

10.1 Real Estate Lease of Alpha Mobility, Inc. (filed as Exhibit 10.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.3.2 Form of $62,500 Promissory Note dated December 27, 1991 payable to Registrant by Gene S. Bertcher representing the purchase price for 250,000 shares (50,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.3.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.3.3 Form of Renewal of Promissory Note dated October 14, 1992 extending the maturity date of the Promissory Note referenced in Exhibit 10.3.2 (filed as Exhibit 10.3.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.3.4 Form of Security Agreement - Pledge (non-recourse) between Gene S. Bertcher and Registrant securing the Promissory Note referenced in
          Exhibit 13.3.2. (filed as Exhibit 10.3.4 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.4.1 Form of Stock Option to purchase 150,000 shares (30,000 post December 1995 shares) of Registrant's Common Stock issued to Robert L. Griffis on October 12, 1992 (filed as Exhibit 10.4.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.4.2 Form of $75,000 Promissory Note dated October 12, 1992 payable to Registrant by Robert L. Griffis representing the purchase price for 150,000 shares (30,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.4.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.4.3 Form of Security Agreement - Pledge (non-recourse) between Registrant and Robert L. Griffis securing the Promissory Note referenced in
          Exhibit 10.4.2 (filed as Exhibit 10.4.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.6.1 Form of Stock Option to purchase 100,000 shares (20,000 post December 1995 shares) of Registrant's Common Stock issued to Oscar Smith on October 1, 1992 (filed as Exhibit 10.6.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.6.2 Form of $50,000 Promissory Note dated October 1, 1992 payable to Registrant by Oscar Smith representing the purchase price for 100,000 shares (20,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.6.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.6.3 Form of Security Agreement - Pledge (non-recourse) between Registrant and Oscar Smith securing the Promissory Note referenced in Exhibit
          10.6.2 (filed as Exhibit 10.6.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.7.1 Form of Stock Option to purchase 80,000 shares (16,000 post December 1995 shares) of Registrant's Common Stock issued to Lonnie Yarbrough on October 12, 1992 (filed as Exhibit 10.7.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.7.2 Form of $40,000 Promissory Note dated October 12, 1992 payable to Registrant by Lonnie Yarbrough representing the purchase price for 80,000 shares (16,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.7.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.7.3 Form of Security Agreement - Pledge (non-recourse) between Registrant and Lonnie Yarbrough securing the Promissory Note referenced in
          Exhibit 10.7.2 (filed as Exhibit 10.7.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.8.1 Form of Stock Option to purchase 80,000 shares (16,000 post December 1995 shares) of Registrant's Common Stock issued to Dennis McGuire on October 1, 1992 (filed as Exhibit 10.8.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.8.2 Form of $40,000 Promissory Note dated October 1, 1992 payable to Registrant by Dennis McGuire representing the purchase price for 80,000 shares (16,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.8.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.8.3 Form of Security Agreement - Pledge (non-recourse) between Registrant and Dennis McGuire securing the Promissory Note referenced in Exhibit
          10.8.2 (filed as Exhibit 10.8.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.9.1 Form of Stock Option to purchase 10,000 shares (2,000 post December 1995 shares) of Registrant's Common Stock issued to Michael Merrell on October 12, 1992 (filed as Exhibit 10.9.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.9.2 Form of $5,000 Promissory Note dated October 12, 1992 payable to Registrant by Michael Merrell representing the purchase price for 10,000 shares (2,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.9.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.9.3 Form of Security Agreement - Pledge (non-recourse) between Registrant and Michael Merrell securing the Promissory Note referenced in Exhibit
          10.9.2 (filed as Exhibit 10.9.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.9.4 Form of $187,000 promissory note dated December 29, 1994, payable to Registrant by W. Michael Gilley representing the purchase price for 150,000 shares (30,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.9.4 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.9.5 Form of Security Agreement-Pledge between Registrant and W. Michael Gilley securing the promissory note referenced in Exhibit 10.9.4 (filed as Exhibit 10.9.5 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.9.6 Form of $62,500 promissory note dated December 29, 1994, payable to Registrant by L.A. Tuttle representing the purchase price of 50,000 shares (10,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.9.6 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.9.7 Form of Security Agreement-Pledge between Registrant and L.A. Tuttle securing the promissory note reference in Exhibit 10.9.6 (filed as Exhibit 10.9.7 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.11 Stock Exchange Agreement dated December 31, 1991 for the acquisition of CareAmerica, Inc. (filed as Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1991 and incorporated herein by reference).

10.12 Employment Agreement and Agreement Not to Compete between Registrant and Dennis McGuire dated November 1, 1990 (filed as Exhibit 10.12 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.13 Registrant's 1992 Stock Option Plan (filed as Exhibit 10.13 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.13.1   Amendment to Registrant's 1992 Stock Option Plan (filed as Exhibit
          10.13.1 to Registrant's Form 10-KSB for year ended December 31, 1994).

10.20.2 Contract of Sale dated December 28, 1994 with Autumn America Retirement, Ltd. regarding the sale of Fountainview Retirement Center (filed as Exhibit 10.20.2 to Registrant's Form 10-KSB for year ended December 31, 1994).

10.20.3 Exchange Agreement dated December 20, 1994 to settle the Fountainview second mortgage profit participation, (filed as Exhibit 10.20.3 to Registrant's Form 10-KSB for year ended December 31, 1994).

10.21.1 Extended and Consolidated Promissory Note in the principal amount of $5,700,000 dated effective May 23, 1992 payable by JRG Investment Co., Inc. to M.S. Holding Co. Corp. (filed as Exhibit 10.22.1 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.2 Extended and Consolidated Pledge Agreement dated effective May 23, 1992 between JRG Investment Co., Inc. and M.S. Holding Co. Corp. securing the Note referenced in Exhibit 10.22.1 (filed as Exhibit
          10.22.2 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.3 Pledge Agreement dated as of May 23, 1992 between James R. Gilley and M.S. Holding Co. Corp. (filed as Exhibit 10.22.3 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.4 Irrevocable Proxy from James R. Gilley to M.S. Holding Co. Corp. relating to shares of capital stock of JRG Investment Co., Inc. (filed as Exhibit 10.22.4 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.5 Blank Assignment and Power of Attorney signed by JRG Investment Co., Inc. relating to 482,000 (96,400 post December 1995 shares) shares of Registrant's Common Stock (filed as Exhibit 10.22.5 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.6 Blank Assignment and Power of Attorney signed by JRG Investment Co., Inc. relating to 1,268,000 shares (236,600 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit 10.22.6 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.7 Three Blank Assignments and Powers of Attorney signed by JRG Investment Co., Inc., each relating to 600,000 shares (120,000 post December 1995 shares) of Registrant's Common Stock (filed as Exhibit
          10.22.7 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.8 Blank Assignment and Power of Attorney signed by JRG Investment Co., Inc. relating to 2,281,818 shares of Registrant's Common Stock (filed as Exhibit 10.22.8 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.21.9 Blank Assignment and Power of Attorney signed by JRG Investment Co., Inc. relating to 905,557 shares of Registrant's Series A Preferred Stock (filed as Exhibit 10.22.9 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.22 Purchase and Sale Agreement dated February 1, 1993 for the purchase of nursing homes in Houston and San Antonio, Texas (filed as Exhibit
          10.23 to Registrant's Form S-4 Registration Statement, Registration No. 33-55968, and incorporated herein by this reference).

10.23.3 Assets Purchase Agreement dated December 13, 1994 with Hermann Park Manor and HCCI-Houston, Inc. for the Sale of Hermann Park manor (filed as Exhibit 10.23.3 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.23.4 Assets Purchase Agreement dated December 13, 1994 with Alta Vista Nursing Center, Inc. and HCCI-Houston, Inc. for the Sale of Alta Vista Nursing Center (filed as Exhibit 10.23.4 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.25.1 Agreement dated September 14, 1994 to terminate and settle Executive Employment Agreement with Arthur G. Weiss (filed as Exhibit 10.25.1 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.30.2   Memorandum of Understanding amending Exhibit 10.30.1. (filed as
          Exhibit 10.30.2 to Registrant's Form 10-KSB for the year ended December 31, 1993).

10.30.3 Letter dated January 6, 1995, terminating Stock Purchase Agreement relating to Bankers Protective Life Insurance Company. (filed as
          Exhibit 10.30.3 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.33 Stock Option Agreement dated November 21, 1993 between Registrant and Arthur G. Weiss. (filed as Exhibit 10.33 to Registrant's Form 10-KSB for the year ended December 31, 1993).

10.34 Stock Option Agreement dated November 21, 1993 between Registrant and Gene S. Bertcher. (filed as Exhibit 10.34 to Registrant's Form 10-KSB for the year ended December 31, 1993).

10.35.1 Purchase Agreement dated December 6, 1994 with Arizona Baptist Retirement Centers, Inc. for the Sale of Rivermont at the Trails. (filed as Exhibit 10.35.1 to Registrant's Form 10-KSB for the year ended December 31, 1994).

10.36 Stock Option Agreement dated December 31, 1996 between Registrant and James R. Gilley covering 200,000 shares of Common Stock (filed as
          Exhibit 10.36 to Registrant's Form 10-KSB for the year ended December 31, 1996).

10.37 Employment Agreements dated December 31, 1996 (filed as Exhibit 10.37 to Registrant's Form 10-KSB for the year ended December 31, 1996).

10.38 Stock Purchase Warrant dated December 31, 1996 between registrant and The April Trust (filed as Exhibit 10.38 to Registrant's Form 10-KSB for the year ended December 31, 1996).

21.1 Subsidiaries of Registrant (filed as Exhibit 22.1 to Registrants Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1996).

*23.1 Consent of Glast, Phillips & Murray, a Professional Corporation (contained in Exhibit 5.1)

*23.2     Consent of Grant Thornton, LLP

24.1 Power of Attorney from Directors and Officers (see signature pages to this Registration Statement).

_________________________________

*    Filed herewith.

(b)  Financial Statement Schedules

     Not applicable since Registrant is a "small business issuer" and information included in this Registration Statement is provided pursuant to the requirement of Regulation S-B.

ITEM 22.  UNDERTAKINGS.

          (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and

                   (iii) To include any additional or changed material
              information on the plan of distribution;

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act , the Registrant and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 22, 1997.

                                    GREENBRIAR CORPORATION



                                    By: /s/ Floyd B. Rhoades
                                        _____________________________________
                                        Floyd B. Rhoades, President,
                                        Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints James R. Gilley and Gene S. Bertcher, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

          Name                    Office                            Date
          ----                    ------                            ----


/s/ James R. Gilley               Director (Chairmain)              May 22, 1997
__________________________
James R. Gilley


/s/ Floyd B. Rhoades              President, Chief Executive        May 22, 1997
__________________________        Officer and Director
Floyd B. Rhoades                  (Principal Executive Officer)


/s/ Gene S. Bertcher              Executive Vice President and      May 22, 1997
__________________________        Chief Financial Officer
Gene S. Bertcher                  (Prinicipal Financial and
                                  Accounting Officer)

/s/ Victor L. Lund                Director                          May 22, 1997
__________________________
Victor L. Lund


/s/ Don C. Benton                 Director                          May 22, 1997
__________________________
Don C. Benton


/s/ Paul G. Chrysson              Director                          May 22, 1997
__________________________
Paul G. Chrysson


/s/ Matthew G. Gallins            Director                          May 22, 1997
__________________________
Matthew G. Gallins


/s/ Michael E. McMurray           Director                          May 22, 1997
__________________________
Michael E. McMurray